UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Apple Hospitality REIT, Inc.
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Notice of the 2020 Annual Meeting of Shareholders

to be Held on Thursday, May 14, 2020

The Annual Meeting of Shareholders (the “Annual Meeting”) of Apple Hospitality REIT, Inc. (the “Company”) will be held at the Courtyard and Residence Inn Richmond Downtown, located at 1320 East Cary Street, Richmond, Virginia 23219, on Thursday, May 14, 2020 at 10:00 a.m., Eastern Daylight Time, for the following purposes:

1.	To elect eight (8) directors named in the attached proxy statement to the Board of Directors (the “Board”);
2.	To consider and act on an advisory vote regarding the approval of compensation paid to certain executive officers by the Company;
3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm to serve for 2020, and;
4.	To transact such other business as may properly come before the meeting.

If you were a holder of record of any common shares of the Company at the close of business on the record date of March 20, 2020, you are entitled to vote at the Annual Meeting. If you are present at the Annual Meeting, you may vote in person even if you have previously returned a proxy card.

While we currently intend to hold the Annual Meeting in person, we are continuing to monitor the coronavirus (COVID-19) situation. We are sensitive to the public health and travel concerns our shareholders may have and the restrictions that federal, state and local governments may impose. In the event it is not possible or advisable to hold the Annual Meeting in person, we will, as promptly as practicable, announce any alternative meeting arrangements, which may include holding the meeting by means of remote communication (i.e., virtual meeting). We encourage you to monitor our investor relations website at www.applehospitalityreit.com for any updates regarding the Annual Meeting.

The Company is furnishing its proxy statement, proxy and 2019 Annual Report on Form 10-K (the “Annual Report”) to you electronically via the Internet, instead of mailing printed copies of those materials to each shareholder. The Company has sent to its shareholders a Notice of Internet Availability of Proxy Materials that provides instructions on how to access its proxy materials on the Internet, how you can request and receive a paper copy of the proxy statement, Annual Report and proxy for the Annual Meeting and future meetings of shareholders, and how to vote online at www.proxyvote.com. Shareholders can also call 1-800-579-1639 to request proxy materials or 1-800-690-6903 to vote by telephone. Additionally, this proxy statement and the Annual Report are available at http://materials.proxyvote.com/03784Y. Please read the enclosed information carefully before submitting your proxy.

If you have any questions or need assistance in voting your shares, please call Ms. Kelly Clarke in the Company’s Investor Relations Department, at (804) 344-8121.

By Order of the Board of Directors

Matthew P. Rash

Secretary

April 1, 2020

REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, AS A SHAREHOLDER YOUR ROLE IS VERY IMPORTANT, AND THE BOARD STRONGLY ENCOURAGES YOU TO EXERCISE YOUR RIGHT TO VOTE.

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE VOTE ONLINE, BY PHONE OR BY SIGNING, DATING AND RETURNING THE PROXY CARD. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

APPLE HOSPITALITY REIT, INC.

PROXY STATEMENT

DATED

APRIL 1, 2020

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON

MAY 14, 2020

General

The enclosed proxy is solicited by the Board of Directors (the “Board” or “Board of Directors”) of Apple Hospitality REIT, Inc. (the “Company” or “Apple Hospitality”) for the Annual Meeting of Shareholders to be held at the Courtyard and Residence Inn Richmond Downtown, located at 1320 East Cary Street, Richmond, Virginia 23219, on Thursday, May 14, 2020 at 10:00 a.m., Eastern Daylight Time (the “Annual Meeting”). Your proxy may be revoked at any time before being voted at the Annual Meeting, either by a written notice of revocation that is received by the Company before the Annual Meeting or by conduct that is inconsistent with the continued effectiveness of the proxy, such as delivering another proxy with a later date or attending the Annual Meeting and voting in person.

Unless your proxy indicates otherwise, all shares represented by a proxy that you sign and return will be voted FOR the nominees listed in proposal 1, FOR proposals 2 and 3, and in accordance with the best judgment of the proxy holders for any other matters properly brought before the Annual Meeting.

Record holders of the Company’s common shares (the “Common Shares”) at the close of business on March 20, 2020 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. This proxy statement, the Company’s 2019 Annual Report on Form 10-K, which includes the Company’s audited consolidated financial statements for the year ended December 31, 2019 (the “Annual Report”), and the proxy card are first being made available, and a notice and electronic delivery of the proxy materials (the “Notice of Internet Availability”) is first being mailed, to shareholders on or about April 1, 2020.

As permitted by the rules of the U.S. Securities and Exchange Commission (the “SEC” or “Securities and Exchange Commission”), the Company is making this proxy statement and its Annual Report available to its shareholders electronically via the Internet. The Company believes that this process expedites receipt of its proxy materials by shareholders, while lowering the costs and reducing the environmental impact of the Annual Meeting. If you received the Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice of Internet Availability instructs you on how to access and review all of the important information contained in the proxy statement and Annual Report. The Notice of Internet Availability also instructs you on how you may submit your proxy over the Internet. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of the proxy materials, please follow the instructions for requesting printed materials contained in the Notice of Internet Availability.

At the close of business on the Record Date, a total of 223,317,081 Common Shares were issued and outstanding and entitled to vote on all matters, including those to be acted upon at the Annual Meeting. Each Common Share is entitled to one vote. The presence in person or by proxy of a majority of the Common Shares entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business.

In the event that a quorum is not present at the Annual Meeting, it is expected the meeting will be adjourned or postponed to solicit additional proxies.

Solicitation of Proxies

The Company will be responsible for the costs of the solicitation set forth in this proxy statement. Brokerage houses, fiduciaries, nominees and others will be reimbursed for their out-of-pocket expenses in forwarding proxy materials to beneficial owners of Common Shares. In addition to soliciting proxies by mail, certain of the Company’s directors, officers and employees may solicit proxies by telephone, personal contact, or other means of communication. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid to directors, officers and employees of the Company in connection with the solicitation. Any questions or requests for assistance regarding this proxy solicitation may be directed to the Company by telephone at (804) 344-8121, Attention: Investor Relations, or your bank, broker or other custodian that holds your shares. Notice of revocation of proxies should be sent to Broadridge Financial Services, Inc., 51 Mercedes Way, Edgewood, New York 11717, Attn: Issuer Services Department.

Company Information

The Company operates as a real estate investment trust (“REIT”) for federal income tax purposes. The mailing address of the Company is 814 East Main Street, Richmond, Virginia 23219. The Company can be contacted, and public information about the Company can be obtained, by sending a written notice to Ms. Kelly Clarke, Investor Relations Department, at the Company’s address as provided above or through its website, www.applehospitalityreit.com.

The Company’s Annual Report and its other public federal securities filings also may be obtained electronically through the EDGAR system of the Securities and Exchange Commission at www.sec.gov. The proxy materials are available at http://materials.proxyvote.com/03784Y.

Ownership of Certain Beneficial Owners and Management

As discussed in “Corporate Governance, Risk Oversight and Procedures for Shareholder Communications—Share Ownership Guidelines,” the Company has adopted share ownership guidelines for its Board of Directors and named executive officers. The determination of “beneficial ownership” for purposes of this proxy statement has been based on information reported to the Company and the rules and regulations of the Securities and Exchange Commission. References below to “beneficial ownership” by a particular person, and similar references, should not be construed as an admission or determination by the Company that Common Shares in fact are beneficially owned by such person.

The following table sets forth information regarding the beneficial ownership of the Company’s Common Shares as of March 20, 2020 with respect to (a) each current director and director nominee, (b) each named executive officer, (c) all of the Company’s directors and executive officers as a group and (d) each person known by the Company to be the beneficial owner of greater than a 5% interest in the Company’s Common Shares. Unless otherwise indicated, all Common Shares are owned directly and the indicated person has sole voting and investment power, and the address of each named person is c/o Apple Hospitality REIT, Inc., 814 East Main Street, Richmond, Virginia 23219.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (1)
Common Shares
	Directors and Executive Officers
	Glenn W. Bunting	142,732	(2)	*
	Jon A. Fosheim	38,298	(3)	*
	Kristian M. Gathright	1,071,830		*
	Glade M. Knight	10,480,826	(4)(5)	4.7%
	Justin G. Knight	1,707,938	(4)(6)	*
	Nelson G. Knight	689,782	(4)(7)	*
	Blythe J. McGarvie	24,092	(8)	*
	Daryl A. Nickel	62,133	(9)	*
	Bryan F. Peery	454,078	(10)	*
	L. Hugh Redd	112,960	(11)	*
	Rachael S. Rothman	-	(12)	*
	All directors and executive officers as a group (14 persons)	14,464,428	(13)	6.5%

	More than Five Percent Beneficial Owners
	The Vanguard Group, Inc.	31,715,061	(14)	14.2%
	BlackRock, Inc.	17,294,077	(15)	7.7%

* Less than one percent of class.

(1)	Based on 223,317,081 Common Shares outstanding as of the Record Date.
(2)	Includes 108,430 Common Shares that may be acquired upon the exercise of options, although no options have been exercised to date, and 10,000 shares held by the wife of Glenn W. Bunting.
(3)	Includes 15,532 deferred stock units held under the Non-Employee Director Deferral Program.
(4)	Includes restricted Common Shares subject to time vesting.
(5)	Includes 268,858 shares held by the wife of Glade M. Knight.
(6)

Includes 304,504 shares held in a family limited partnership and 32,807 shares held in irrevocable trusts for the benefit of his children. Justin G. Knight disclaims beneficial ownership of the 304,504 shares held in a family limited partnership, except to the extent of his pecuniary interest therein; Justin G. Knight has voting and dispositive control over such shares.

(7)	Includes 37,601 shares held in irrevocable trusts for the benefit of his children.
(8)	Includes 8,157 shares held in a trust.
(9)	Includes 19,479 deferred stock units held under the Non-Employee Director Deferral Program.
(10)	Includes 2,000 shares held by his children.
(11)	Includes 11,806 deferred stock units held under the Non-Employee Director Deferral Program.
(12)

Beneficial ownership information for Ms. Rothman is based solely on the Company’s records during the period of her employment and any reports on Form 4 filed by or on behalf of Ms. Rothman following her resignation from the Company effective December 6, 2019.

(13)	Includes the Common Shares beneficially owned as of March 20, 2020 of all persons serving as directors and executive officers as of the date of this proxy statement.

(14)

 Based upon a Statement on Schedule 13G/A filed on February 11, 2020 with the SEC that indicated that The Vanguard Group, Inc. has sole voting power with respect to 334,907 Common Shares, shared voting power with respect to 237,715 Common Shares, sole dispositive power with respect to 31,395,963 Common Shares and shared dispositive power with respect to 319,098 Common Shares. The Schedule 13G/A further indicated that Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 81,383 Common Shares as a result of its serving as investment manager of collective trust accounts and that Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 491,239 Common Shares as a result of its serving as investment manager of Australian investment offerings. The address of The Vanguard Group, Inc., as reported by it in the Schedule 13G/A, is 100 Vanguard Blvd., Malvern, PA 19355.

(15)

Based upon a Statement on Schedule 13G/A filed on February 5, 2020 with the SEC that indicated that BlackRock, Inc. has sole voting power with respect to 15,490,252 Common Shares and sole dispositive power with respect to 17,294,077 Common Shares. Blackrock, Inc. further reported that it is the parent holding company for certain persons or entities that have acquired the Company’s Common Shares and that are listed in that Schedule 13G/A. The address of BlackRock, Inc., as reported by it in the Schedule 13G/A, is 55 East 52nd Street, New York, NY 10055.

Proposals to be Voted Upon

Proposal 1. Election of Directors

The Company’s Board of Directors currently consists of eight directors, all of whom are standing for re-election at the Annual Meeting. The Board of Directors recommends their re-election to the Board of Directors to serve as directors until the 2021 annual meeting of shareholders or until their successors are duly elected and qualified, except in the event of prior resignation, death or removal.

Unless otherwise specified, all Common Shares represented by proxies will be voted FOR the election of the nominees listed below. If a nominee ceases to be available for election as a director, discretionary authority may be exercised by each of the proxies named on the attached proxy card to vote for a substitute. No circumstances are presently known that would cause any nominee to be unavailable for election as a director. The nominees are now members of the Board of Directors, have been nominated by action of the Board of Directors, and have indicated their willingness to serve if elected. If a quorum is present at the Annual Meeting, the positions on the Board of Directors will be filled by the election of the properly nominated candidates who receive the greatest number of votes at the Annual Meeting, even if a nominee does not receive a majority of all votes represented and entitled to be cast. Under the Company’s Corporate Governance Guidelines, if an incumbent director fails to receive at least a majority of the votes cast, such director will tender his or her resignation from the Board of Directors. The Nominating and Corporate Governance Committee of the Board will consider, and determine whether to accept, such resignation and make a recommendation to the Board of Directors. Within 90 days of the certification of the election results, the Board of Directors must act on the resignation, taking into consideration any recommendation by the Nominating and Corporate Governance Committee and any additional relevant factors. A director who tenders his or her resignation does not participate in the decisions of the Nominating and Corporate Governance Committee or the Board relating to the resignation.

A shareholder who wishes to abstain from voting on the election of a director may do so by specifying, as provided on the proxy, that authority to vote for any or all of the nominees is to be withheld. Withheld votes and broker non-votes will have no effect on the election of a director. A broker non-vote occurs when the entity holding shares in street name has not received voting instructions from the beneficial owner and either chooses not to vote those shares on a routine matter at the shareholders meeting or is not permitted to vote those shares on a non-routine matter.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES.

The following is a snapshot of the Company’s Board composition:

Average Tenure of 5 Years	Gender Diversity

Director Independence

Board Skills

Leadership	Financial	Investment	Business Knowledge/Strategy	Hospitality Experience	Real Estate Experience
100%	75%	50%	75%	50%	75%

The table below provides information about each of the Company’s director nominees, including their principal occupations and employment during at least the past five years and their directorships, if any, in public companies other than the Company.

Director Nominees	Business Experience (1)

Glenn W. Bunting Age: 75 Director Since: 2014 Committees: Audit, Compensation (Chair), Executive

Mr. Bunting has served as President of GB Corporation since January 2011. From 1985 until 2010, Mr. Bunting served as President and Chief Executive Officer of American KB Properties, Inc., which developed and managed shopping centers. Mr. Bunting was a director of Cornerstone Realty Income Trust, Inc., of which Glade M. Knight was Chairman and Chief Executive Officer, from 1993 until its merger with Colonial Properties Trust in 2005. He also served as a member of the Board of Directors of Landmark Apartment Trust of America until 2016 when it merged with and into an affiliate of Starwood Capital Group. Mr. Bunting served as a director of Apple Two, Apple Five, Apple Seven and Apple Eight until the companies were sold to a third party or merged with the Company, as described in Note 1 below. Mr. Bunting received a Bachelor of Business Administration degree from Campbell University. The Board of Directors believes his extensive management and REIT experience and strong background in commercial real estate and finance provide him with the skills and qualifications to serve as a director.

Director Nominees	Business Experience (1)

Jon A. Fosheim Lead Independent Director Age: 69 Director Since: 2015 Committees: Audit, Executive, Nominating and Corporate Governance

Mr. Fosheim was the Chief Executive Officer of Oak Hill REIT Management, LLC from 2005 until retirement in 2011. Oak Hill REIT Management, LLC is a hedge fund specializing in REIT investments. From 1985 until 2005, Mr. Fosheim was a Principal and Co-founder of Green Street Advisors, a REIT advisory and consulting firm. Prior to that, Mr. Fosheim worked in institutional sales at Bear Stearns & Co., a global investment bank, and worked in the tax department at Touche Ross and Co. (now Deloitte LLP), an international accounting firm. Mr. Fosheim currently serves on the Board of Directors of Colony Capital, Inc. and serves on the Audit Committee and is chair of the Nominating and Corporate Governance Committee of such board. Mr. Fosheim attended the University of South Dakota, earning Bachelor of Arts, Master of Business Administration, and Juris Doctor degrees. The Board of Directors believes his extensive investment management and REIT experience and his leadership and management background provide him with the skills and qualifications to serve as a director.

Kristian M. Gathright Age: 47 Director Since: 2019

Mrs. Gathright served as Executive Vice President and Chief Operating Officer for the Company from its inception until her retirement on March 31, 2020. In addition, Mrs. Gathright held various senior management positions with each of the Apple REIT Companies from inception until they were sold to a third party or merged with the Company, as described in Note 1 below. Prior to her service with these companies, Mrs. Gathright served as Assistant Vice President and Investor Relations Manager for Cornerstone Realty Income Trust, Inc., a REIT that owned and operated apartment communities in Virginia, North Carolina, South Carolina, Georgia and Texas. She also worked as an Asset Manager and Regional Controller of the Northern Region Operations for United Dominion Realty Trust, Inc., a REIT, and began her career with Ernst & Young LLP. Mrs. Gathright serves on the Board of Directors of the American Hotel and Lodging Association and as President of the Courtyard Franchise Advisory Council. Mrs. Gathright holds a Bachelor of Science degree, Graduate with Distinction, in Accounting from the McIntire School of Commerce at the University of Virginia, Charlottesville, Virginia. The Board of Directors believes her extensive hotel industry experience provides her with the skills and qualifications to serve as a director.

Director Nominees	Business Experience (1)

Glade M. Knight Executive Chairman Age: 76 Director Since: 2007 Committees: Executive (Chair)

Mr. Knight is the founder of the Company and has served as Executive Chairman since May 2014, and previously served as Chairman and Chief Executive Officer of the Company since its inception. Mr. Knight was also the founder of each of the Apple REIT Companies and served as their Chairman and Chief Executive Officer from their inception until the companies were sold to a third party or merged with the Company, as described in Note 1 below. In addition, Mr. Knight served as Chairman and Chief Executive Officer of Cornerstone Realty Income Trust, Inc., a REIT, from 1993 until it merged with Colonial Properties Trust, a REIT, in 2005. Following the merger in 2005 until April 2011, Mr. Knight served as a trustee of Colonial Properties Trust. Cornerstone Realty Income Trust, Inc. owned and operated apartment communities in Virginia, North Carolina, South Carolina, Georgia and Texas. Mr. Knight is a partner and Chief Executive Officer of Energy 11 GP, LLC, the general partner of Energy 11, L.P., and Energy Resources 12 GP, LLC, the general partner of Energy Resources 12, L.P., partnerships focused on investments in the oil and gas industry. Mr. Knight is the founding Chairman of Southern Virginia University in Buena Vista, Virginia. He also is a member of the Advisory Board to the Graduate School of Real Estate and Urban Land Development at Virginia Commonwealth University. Additionally, he serves on the National Advisory Council for Brigham Young University and is a founding member of the University’s Entrepreneurial Department of the Graduate School of Business Management. The Board of Directors believes his extensive REIT executive experience and extensive background in real estate, corporate finance and strategic planning, as well as his entrepreneurial background, provide him with the skills and qualifications to serve as a director.  On February 12, 2014, Mr. Knight, Apple Seven, Apple Eight, Apple Nine and their related advisory companies entered into settlement agreements with the SEC.  Along with Apple Seven, Apple Eight, Apple Nine and their advisory companies, and without admitting or denying the SEC’s allegations, Mr. Knight consented to the entry of an administrative order, under which Mr. Knight and the noted companies each agreed to cease and desist from committing or causing any violations of Sections 13(a), 13(b)(2)(A), 13(b)(2)(B), 14(a), and 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rules 12b-20, 13a-1, 13a-13, 13a-14, 14a-9, and 16a-3 thereunder.

Glade M. Knight is the father of Justin G. Knight, the Company’s Chief Executive Officer, and Nelson G. Knight, the Company’s President, Real Estate and Investments.

Director Nominees	Business Experience (1)

Justin G. Knight Chief Executive Officer Age: 46 Director Since: 2015 Committees: Executive

Mr. Knight has served as Chief Executive Officer of the Company since May 2014 and served as President of the Company from its inception through March 2020. Mr. Knight also served as President of each of the Apple REIT Companies, except Apple Suites, until they were sold to a third party or merged with the Company, as described in Note 1 below. Mr. Knight joined the Apple REIT Companies in 2000, and held various senior management positions prior to his appointment as President. Mr. Knight currently serves on the Board of Trustees for Southern Virginia University in Buena Vista, Virginia, founded by the Company’s Executive Chairman, Glade M. Knight. Mr. Knight serves on the Marriott Owners Advisory Council, on the Residence Inn Association Board, and as Secretary, Treasurer and member of the Executive Committee of the Board of Directors of the American Hotel and Lodging Association. Mr. Knight is also a member of the National Advisory Council of the Marriott School at Brigham Young University, Provo, Utah. Mr. Knight holds a Master of Business Administration degree with an emphasis in Corporate Strategy and Finance from the Marriott School at Brigham Young University. He also holds a Bachelor of Arts degree, Cum Laude, in Political Science from Brigham Young University. The Board of Directors believes his extensive executive experience and REIT industry and management experience provide him with the skills and qualifications to serve as a director.

Justin G. Knight is the son of Glade M. Knight, the Company’s Executive Chairman, and the brother of Nelson G. Knight, the Company’s President, Real Estate and Investments.

Blythe J. McGarvie Age: 63 Director Since: 2018 Committees: Nominating and Corporate Governance (Chair)

Ms. McGarvie was a member of the faculty of Harvard Business School, teaching in the accounting and management department from July 2012 to June 2014. Ms. McGarvie served as Chief Executive Officer and Founder of Leadership for International Finance, LLC, an advisory firm offering consulting services and providing leadership seminars, from 2003 to 2012, where she offered strategic reviews and leadership seminars for improved decision-making for corporate and academic groups. From 1999 to 2002, Ms. McGarvie was the Executive Vice President and Chief Financial Officer of BIC Group, a publicly traded consumer goods company with operations in 36 countries. Prior to that, Ms. McGarvie served as Senior Vice President and Chief Financial Officer of Hannaford Bros. Co., a Fortune 500 retailer. Ms. McGarvie currently serves on the boards of directors of LKQ Corporation (“LKQ”), Sonoco Products Company (“Sonoco”) and Wawa, Inc., and previously served on the boards of directors of Accenture plc, Viacom Inc., Pepsi Bottling Group, Inc., The Travelers Companies, Inc. and Lafarge North America. She serves as chair of the LKQ Audit Committee and a member of its Governance/Nominating Committee and as chair of the Financial Policy Committee and a member of the Audit Committee and Executive Compensation Committee for Sonoco. Ms. McGarvie is

Director Nominees	Business Experience (1)

a Certified Public Accountant and holds a Bachelor of Arts degree in Economics from Northwestern University, Evanston, Illinois and a Master of Business Administration from Northwestern University’s J.L. Kellogg Graduate School of Management. Ms. McGarvie also holds an Executive Masters Professional Director Certification from the American College of Corporate Directors. The Board of Directors believes her extensive experience serving on a wide range of boards, as well as her strong finance and accounting background and entrepreneurial success provide her with the skills and qualifications to serve as a director.

Daryl A. Nickel Age: 75 Director Since: 2015 Committees: Compensation, Executive, Nominating and Corporate Governance

Mr. Nickel completed a 22-year career at Marriott International, Inc., an international hospitality company, in 2009. He served as a corporate officer of Marriott International from 1998 until his retirement and as Executive Vice President, Lodging Development, Select Service and Extended Stay Brands from 2001. Since 2011, Mr. Nickel has served as a consultant to White Peterman Properties, Inc., a hotel development company. From 2011 until July 2014, Mr. Nickel served as a consultant to Whiteco Pool Solutions, a saline pool systems company. From 2009 to 2010, Mr. Nickel served as a consultant to Apple Fund Management, Inc., currently a subsidiary of the Company. Mr. Nickel graduated from Georgetown Law School and earned his Bachelor of Arts degree from Washburn University. Between college and law school, Mr. Nickel served in the U.S. Navy. The Board of Directors believes his extensive consulting experience with diverse organizations and executive management positions in the lodging industry provide him with the skills and qualifications to serve as a director.

L. Hugh Redd Age: 62 Director Since: 2015 Committees: Audit (Chair), Compensation

Mr. Redd was the Senior Vice President and Chief Financial Officer of General Dynamics Corporation, an aerospace and defense company, until December 2013. He had worked for General Dynamics Corporation since 1986, serving as a Senior Financial Analyst and also as Vice President and Controller of General Dynamics Land Systems in Sterling Heights, Michigan. He received a Bachelor of Science degree in Accounting from Brigham Young University and a Master in Professional Accounting degree from the University of Texas. He is also a Certified Public Accountant. Mr. Redd currently serves on the Board of Trustees for Southern Virginia University in Buena Vista, Virginia. The Board of Directors believes his extensive financial and accounting experience, as well as his management experience in public companies, provide him with the skills and qualifications to serve as a director.

(1)

Below are the “Apple REIT Companies” that were sold to a third party or merged with the Company. All of the Apple REIT Companies, founded by Glade M. Knight, were REITs with ownership of primarily rooms-focused hotels.

Company	Formation Date	Sale/Merger Description
Apple Suites, Inc. (“Apple Suites”)	1999	Merged with Apple Hospitality Two, Inc. in January 2003
Apple Hospitality Two, Inc. (“Apple Two”)	2001	Sold to an affiliate of ING Clarion in May 2007
Apple Hospitality Five, Inc. (“Apple Five”)	2002	Sold to Inland American Real Estate Trust, Inc. in October 2007
Apple REIT Six, Inc. (“Apple Six”)	2004	Sold to an affiliate of Blackstone Real Estate Partners VII in May 2013
Apple REIT Seven, Inc. (“Apple Seven”)	2005	Merged with the Company in March 2014
Apple REIT Eight, Inc. (“Apple Eight”)	2007	Merged with the Company in March 2014
Apple REIT Nine, Inc. (“Apple Nine”)	2007	Original name of the Company. Name changed to Apple Hospitality REIT, Inc. in March 2014
Apple REIT Ten, Inc. (“Apple Ten”)	2010	Merged with the Company in September 2016

Director Retirement. Effective December 6, 2019, Mr. Bruce H. Matson retired from the Board of Directors of the Company. Mr. Matson had been a member of the Board since 2008. When he retired, Mr. Matson was the Chair of the Nominating and Corporate Governance Committee and served on the Executive Committee. Following this development, pursuant to the Company’s bylaws, the Board reduced the size of the Board of Directors to eight.

Proposal 2. Advisory Vote On Executive Compensation Paid by the Company

In accordance with Section 14A of the Exchange Act, the Company is providing its shareholders with the opportunity to approve, on a non-binding, advisory basis, the compensation paid to the Company’s named executive officers as disclosed in this proxy statement. The Board of Directors has adopted a policy, which shareholders approved by a non-binding advisory vote, of providing for an annual “say-on-pay” advisory vote. The Company encourages shareholders to read the disclosure under “Compensation Discussion and Analysis” for more information concerning the Company’s compensation philosophy, programs and practices, the compensation and governance-related actions taken in fiscal 2019 and the compensation paid to the named executive officers.

Accordingly, the Company is asking you to approve the adoption of the following resolution:

RESOLVED: That the shareholders of the Company approve, on a non-binding, advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in the proxy statement.

The affirmative vote of a majority of the votes cast will be necessary to approve this proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal. The shareholder vote on this proposal is advisory and non-binding and serves only as a recommendation to the Board of Directors. Although the vote is non-binding, the Compensation Committee and the Board of Directors value the opinions of shareholders and will consider the outcome of the vote when making future compensation decisions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ABOVE PROPOSAL.

Proposal 3. Ratification of the Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm

The firm of Ernst & Young LLP served as the independent registered public accounting firm for the Company in 2019.  A representative of Ernst & Young LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement if he or she so desires and will be available to answer appropriate questions from shareholders. The Board of

Directors has approved the retention of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2020, based on the recommendation of the Audit Committee. Independent accounting fees for the last two fiscal years are shown in the table below:

Year	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees
2019	$991,500	—	$360,000	—
2018	$972,500	—	$420,000	—

All services rendered by Ernst & Young LLP are permissible under applicable laws and regulations, and the annual audit of the Company was pre-approved by the Audit Committee, as required by applicable law. The nature of each of the services categorized in the preceding table is described below:

Audit Fees. These are fees for professional services rendered for the audit of the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K, reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, or services normally provided by the independent auditor in connection with statutory or regulatory filings or engagements, and other accounting and financial reporting work necessary to comply with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and fees for services that only the Company’s independent auditor can reasonably provide.

Audit-Related Fees. These are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. Such services include accounting consultations, internal control reviews, audits in connection with acquisitions, attest services related to financial reporting that are not required by statute or regulation and required agreed-upon procedure engagements.

Tax Fees. Such services include tax compliance, tax advice and tax planning.

All Other Fees. These are fees for other permissible work that does not meet the above category descriptions.  Such services include information technology and technical assistance provided to the Company. Generally, this category would include permitted corporate finance assistance, advisory services and licenses to technical accounting research software.

These accounting services are actively monitored (as to both spending level and work content) by the Audit Committee to maintain the appropriate objectivity and independence in the core area of accounting work performed by Ernst & Young LLP, which is the audit of the Company’s consolidated financial statements.

Pre-Approval Policy for Audit and Non-Audit Services. In accordance with the Sarbanes-Oxley Act of 2002, all audit and non-audit services provided to the Company by its independent auditors must be pre-approved by the Audit Committee. As authorized by that act, the Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve up to $25,000 in audit and non-audit services. This authority may be exercised when the Audit Committee is not in session. Any decisions by the Chair of the Audit Committee under this delegated authority will be reported at the next meeting of the Audit Committee. All services reported in the preceding fee table for fiscal years 2018 and 2019 were pre-approved by the full Audit Committee, as required by then applicable law.

The Company is asking you to vote on the adoption of the following resolution:

RESOLVED: That the shareholders of the Company ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

The affirmative vote of a majority of the votes cast will be necessary to approve this proposal. Abstentions will have no effect on the outcome of this proposal. The shareholder vote on this proposal is advisory and non-binding and serves only as a recommendation to the Board of Directors. If the shareholders do not ratify the appointment of Ernst & Young LLP by the affirmative vote of a majority of the votes cast at the meeting, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ABOVE PROPOSAL.

Corporate Responsibility Overview

Alignment with the best interests of the Company’s shareholders is at the forefront of Apple Hospitality’s values. Through strong governance practices, sustainability efforts and social engagement, the Company is committed to aligning its governance practices with the best interests of its shareholders and operating in a manner that minimizes its environmental footprint and increases its social impact. Below are some highlights of the Company’s initiatives.

Governance Practices

Practice	Description

Annual director elections with majority vote requirements	An incumbent director not receiving the majority of the votes cast in an election must tender his or her resignation from the Board

Independent directors	All members of the Audit, Compensation and Nominating and Corporate Governance Committees are independent directors who have access to management and employees

Board independence	● Five out of eight of the Company’s directors are independent ● Chairman of Board and Chief Executive Officer are the only employee directors

Board diversity	Two out of eight directors are female

Lead independent director

Lead Independent Director is designated by independent directors, maintains expansive duties to optimize the Board’s effectiveness and independence, including serving as a liaison to facilitate communications between management and shareholders and the Board

Separation in leadership structure	Chairman of Board and Chief Executive Officer are separate individuals

Board self-evaluations	Nominating and Corporate Governance Committee oversees an annual self-evaluation of the Board and each committee

Succession planning	The Board actively monitors the Company’s succession planning and employee development and receives regular updates on employee engagement, retention and diversity

Director stock ownership	Directors are required to own securities of the Company with a value of at least 2 times their annual base cash retainer

Executive stock ownership	Executive officers are required to own securities of the Company with a value of at least 5 times (Chief Executive Officer) and 3 times (other executive officers) their annual base salary

Anti-hedging policy	Company’s Insider Trading Policy prohibits directors and employees from engaging in any hedging of Company securities

Code of business conduct and ethics	The Company has a Code of Business Conduct and Ethics that serves as the foundation for how it conducts its business

Incentive-based compensation	80% of 2019 target compensation for executive officers is incentive-based (50% based on shareholder return metrics and 50% based on operational performance metrics)

Elimination of certain takeover defenses

●     Company opted out of the Virginia Stock Corporation Act provisions requiring super majority vote for specified transactions with interested shareholders

●     Company has elected, pursuant to a provision in its bylaws, to exempt any acquisition of its shares from the control share acquisition provisions of the Virginia Stock Corporation Act

Accountability to shareholders	● Annual advisory vote on executive compensation ● No shareholder rights plan

Sustainability Initiatives

Formal energy management program established in 2018 to ensure that energy, water and waste management are a priority not only within the Company, but also with the Company’s management companies and brands.

Key Sustainability Metrics for 2019(1)
245,000 Energy Consumption Megawatt Hours (decline of 3% from 2018)	13.0 Total Kilowatt Hours per Square Foot

974,000 Water Consumption Kilogallons (decline of 1% from 2018)	12,100 Non-Recycled Waste in Tons (no change from 2018)	23% Diversion Rate

Average 2019 utility cost of $4.78 per occupied room; a 3% decline from 2018.  Based on 2018 data from U.S. Hotels HOST Almanac published by STR Analytics in 2019, average limited service hotels average $5.61 per occupied room (average upscale and upper-midscale class) and $9.28 per occupied room for full-service hotels throughout industry.

(1) Statistics are based on the Company’s rooms focused hotels owned as of December 31, 2019. Noted changes from 2018 reflect hotels with available full year information in each year.

Social Engagement
Apple Gives, an employee-led charitable organization, expands the Company’s impact and further advances the achievement of corporate philanthropic goals.
450+ Hours Volunteered by Apple Hospitality Employees	80+ Non-Profit Organizations Helped by Apple Hospitality

Corporate Governance, Risk Oversight and Procedures for Shareholder Communications

Board of Directors. The Company’s Board of Directors has determined that all of the Company’s directors (and nominees for director), except Mrs. Kristian M. Gathright, Mr. Glade M. Knight and Mr. Justin G. Knight, are “independent” within the meaning of the rules of the New York Stock Exchange (“NYSE”), including Mr. Bruce H. Matson, who retired in December 2019. In making this determination, the Board considered all relationships between the applicable director and the Company, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. Although retired from the Company, due to her previous employment by the Company, Mrs. Gathright will not be considered independent for three years from her retirement date.

The Board has adopted a categorical standard that a director is not independent (a) if he or she receives any personal financial benefit from, on account of or in connection with a relationship between the Company and the director (excluding directors’ fees and equity-based awards); (b) if he or she is a partner, officer, employee or managing member of an entity that has a business or professional relationship with, and that receives compensation from, the Company; or (c) if he or she is a non-managing member or shareholder of such an entity and owns 10% or more of the membership interests or common stock of that entity. The Board may determine that a director with a business or other relationship that does not fit within the categorical standard described in the immediately preceding sentence is independent, but in that event, the Board is required to disclose the basis for its determination in the Company’s then current annual proxy statement.

In order to optimize the effectiveness and independence of the Board, the independent directors have designated an independent, non-employee director to serve as the Company’s Lead Independent Director, which currently is held by Jon Fosheim. See “Committees of the Board and Board Leadership.”

Code of Ethics. The Board has adopted a Code of Business Conduct and Ethics for the Company’s officers, directors and employees, which is available at the Company’s website, www.applehospitalityreit.com. The purpose of the Code of Business Conduct and Ethics is to promote (a) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest; (b) full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and (c) compliance with all applicable rules and regulations that apply to the Company and its officers, directors and employees. Any waiver of the Code of Business Conduct and Ethics for the Company’s executive officers or Board may be made only by the Board or one of the Board’s committees. The Company anticipates that any waivers of the Code of Business Conduct and Ethics will be posted on the Company’s website.

Corporate Governance Guidelines. The Board has adopted Corporate Governance Guidelines that set forth the guidelines and principles for the conduct of the Board of Directors, which is available at the Company’s website, www.applehospitalityreit.com. The Corporate Governance Guidelines reflect the Board of Directors’ commitment to monitoring the effectiveness of decision-making at the Board and management level and ensuring adherence to good corporate governance principles, all with a goal of enhancing shareholder value over the long term.

Risk Oversight. The Board believes that risk oversight is a key function of a Board of Directors. It administers its oversight responsibilities through its Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee. All members of each of these committees are independent directors. The entire Board is kept abreast of and involved in the Company’s risk oversight process. It is through the approval of officers and compensation plans, as well as management updates on property performance, industry performance, financing strategy, acquisitions and dispositions strategy and capital improvements, that the Board has input to manage the Company’s various risks. Additionally, through the Audit Committee, the Board reviews management’s and independent auditors’ reports on the Company’s internal controls and any associated potential risks of fraudulent activities. Through the Nominating and Corporate Governance Committee, the Board reviews the Company’s Corporate Governance Guidelines and related risks. Through the Compensation Committee, the Board oversees risk related to compensation practices with the objective of balancing risk/rewards to overall business strategy. Risk oversight is also one of the factors considered by the Board in establishing its leadership structure. The Company has separated the roles of Chairman and Chief Executive Officer to create a leadership structure that the Board believes strikes the appropriate balance between the authority of those who oversee the Company and those who manage it on a day-to-day basis and also has a Lead Independent Director to optimize the effectiveness and independence of the Board.

Shareholder Communications. Shareholders and other interested parties may send communications to the Board or to specified individual directors. Any such communications should be directed to the attention of the Lead Independent Director at Apple Hospitality REIT, Inc., 814 East Main Street, Richmond, Virginia 23219. The Lead Independent Director will decide what action should be taken with respect to the communication, including whether such communication should be reported to the full Board.

Share Ownership Guidelines. The Board believes that equity ownership by directors and executive officers will align their interests with shareholders’ interests. To that end, the Company has adopted formal share ownership guidelines, included in the Company’s Corporate Governance Guidelines, applicable to all of its directors and executive officers. On an annual basis, the Company evaluates the ownership status of the directors and executive officers. Directors and executive officers are required to own securities of the Company with a value equal to the following multiple of their annual base cash retainer (for directors) or their annual base salary (for executive officers):

Directors	2x
Chief Executive Officer	5x
Other executive officers	3x

New directors or executive officers are required to comply with the ownership requirements within two years of becoming a member of the Board or an executive officer. All current directors and executive officers currently comply with the ownership guidelines.

The Nominating and Corporate Governance Committee may waive the stock ownership requirements in the event of financial hardship or other good cause.

Hedging and Pledging of Company Securities. The Company’s Insider Trading Policy prohibits directors and employees, including the executive officers, from hedging their ownership of the Company’s stock, including a prohibition on engaging in the following transactions: (i) trading in call or put options involving the Company’s securities and other derivative securities; (ii) engaging in short sales of the Company’s securities; (iii) holding the Company’s securities in a margin account; (iv) other hedging or monetization transactions related to the Company’s securities, including the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds; and (v) pledging more than 50% of the number of the Company’s securities held individually to secure margin or other loans.

Board Self-Evaluation. Pursuant to the Company’s Corporate Governance Guidelines and the charters of the Compensation, Audit and Nominating and Corporate Governance Committees of the Board of Directors, the Nominating and Corporate Governance Committee oversees the annual self-evaluation of the Board and each committee. The self-evaluation requires each director to complete a detailed questionnaire soliciting input on matters such as board structure and composition, committee structure, board and committee meeting conduct, board support, education and board and committee performance. The Nominating and Corporate Governance Committee reports the assessments to the Board, and if the Board determines that changes in its governance practices need to be made, management and the Nominating and Corporate Governance Committee will work with the Board to implement the necessary changes.

Consideration of Director Nominees

Director Qualifications. The Company believes the Board should encompass a diverse range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to the Company’s operations and interests. Each director also is expected to exhibit high standards of integrity, practical and mature business judgment, including the ability to make independent analytical inquiries, and be willing to devote sufficient time to carrying out their duties and responsibilities effectively.

The Board has determined that the Board of Directors as a whole must have the right mix of characteristics and skills for the optimal functioning of the Board in its oversight of the Company. The Board believes it should be comprised of persons with skills in areas such as finance, real estate, investment, banking, strategic planning, human resources, leadership of business organizations, and legal matters. Although it does not have a diversity policy, the Board believes it is desirable for the Board to be composed of individuals who represent a mix of viewpoints, experiences and backgrounds.

In addition to the targeted skill areas, the Board looks for a strong record of achievement in key knowledge areas that it believes are critical for directors to add value to the Board, including:

●	Strategy—knowledge of the Company’s business model, the formulation of corporate strategies, knowledge of key competitors and markets;

●	Leadership—skills in coaching and working with senior executives and the ability to assist the Chief Executive Officer;

●	Organizational Issues—understanding of strategy implementation, change management processes, group effectiveness and organizational design;

●	Relationships—understanding how to interact with investors, accountants, attorneys, management companies, analysts, and communities in which the Company operates;

●	Functional—understanding of finance matters, financial statements and auditing procedures, technical expertise, legal issues, information technology and marketing; and

●	Ethics—the ability to identify and raise key ethical issues concerning the activities of the Company and senior management as they affect the business community and society.

Nomination Procedures. The Board has established a Nominating and Corporate Governance Committee that oversees the nomination process and recommends nominees to the Board. As outlined above, in selecting a qualified nominee, the Board considers such factors as it deems appropriate, which may include the current composition of the Board; the range of talents of the nominee that would best complement those already represented on the Board; the extent to which the nominee would diversify the Board; the nominee’s standards of integrity, commitment and independence of thought and judgment; and the need for specialized expertise. Applying these criteria, the Board considers candidates for Board membership suggested by its members, as well as management and shareholders. Shareholders of record may nominate directors in accordance with the Company’s bylaws which require, among other items, notice sent to the Company’s Secretary not less than 60 days prior to a shareholder meeting that will include the election of Board members. No nominations other than those proposed by the Nominating and Corporate Governance Committee were received for the Annual Meeting.

Committees of the Board and Board Leadership

Summary. The Board of Directors has four standing committees, which are specified below. The following table shows each committee’s function, membership and the number of meetings held during 2019:

Committee	Responsibilities	Members(1)	Number of Meetings During 2019
Executive	Has all powers vested in the Board of Directors, except powers specifically withheld under the Company’s bylaws or by law.	Glade M. Knight(2) Glenn W. Bunting Jon A. Fosheim Justin G. Knight Daryl A. Nickel	0

Audit	Responsibilities are outlined in its written charter that is available at the Company’s website, www.applehospitalityreit.com, and include oversight responsibility relating to the integrity of the Company’s consolidated financial statements and financial reporting processes. A report by the Audit Committee appears in a following section of this proxy statement.	L. Hugh Redd(2)(3) Glenn W. Bunting Jon A. Fosheim(3)	5

Compensation	Responsibilities are outlined in its written charter that is available at the Company’s website, www.applehospitalityreit.com, and include administration of the Company’s compensation and incentive plans for the Company’s executive officers and oversight of the Company’s compensation practices.	Glenn W. Bunting(2) Daryl A. Nickel L. Hugh Redd	2

Nominating and Corporate Governance	Responsibilities are outlined in its written charter that is available at the Company’s website, www.applehospitalityreit.com, and include oversight of all aspects of the Company’s corporate governance, director compensation, and nominations process for the Board of Directors and its committees.	Blythe J. McGarvie(2) Jon A. Fosheim Daryl A. Nickel	4

(1)

Until his retirement in December 2019, Bruce H. Matson served as Chair of the Nominating and Corporate Governance Committee and as a member of the Executive Committee. In conjunction with Mr. Matson’s retirement, Mr. Fosheim became a member of the Executive Committee and Ms. McGarvie became the Chair of the Nominating and Corporate Governance Committee.

(2)	Indicates the Committee Chair.
(3)	Indicates Audit Committee Financial Expert.

Board Leadership.  The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that there is no single generally accepted approach to providing Board leadership and the right Board leadership structure may vary as circumstances warrant. Consistent with this understanding, the independent directors periodically consider the Board’s leadership structure. Currently, the roles of Chairman and Chief Executive Officer are held by different directors. Mr. Glade M. Knight serves as Executive Chairman and Mr. Justin G. Knight serves as Chief Executive Officer. The Board believes that this structure provides the appropriate balance between the authority of those who oversee the Company and those who manage it on a day-to-day basis. The Executive Chairman of the Board presides at all meetings of the shareholders and of the Board as a whole. The Executive Chairman performs such other duties, and exercises such powers, as from time to time shall be prescribed in the bylaws or by the Board.

Additionally, the Board has appointed Mr. Jon A. Fosheim to serve as Lead Independent Director. The Lead Independent Director’s responsibilities include, among other things, presiding at meetings or executive sessions of the independent directors and non-employee directors, serving as a liaison to facilitate communications between the Chairman, the Chief Executive Officer and other members of the Board, without inhibiting direct communications between and among such persons, and serving as a liaison to shareholders who request direct communications and consultations with the Board.

Audit Committee Independence. The Board of Directors has determined that each current member of the Audit Committee is, and Ms. Blythe J. McGarvie during her term on the Audit Committee was, “independent,” as defined in the listing standards of the NYSE. To be considered independent, a member of the Audit Committee must not (other than in his or her capacity as a director or committee member, and subject to certain other limited exceptions) either (a) accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any subsidiary; or (b) be an affiliate of the Company or any subsidiary. The Audit Committee currently has two members, Mr. Jon A. Fosheim and Mr. L. Hugh Redd, who are “financial experts” within the meaning of the regulations issued by the Securities and Exchange Commission. The Company’s management believes that the combined experience and capabilities of the Audit Committee members are sufficient for the current and anticipated operations and needs of the Company. In this regard, the Board has determined that each Audit Committee member is “financially literate” and that at least two members have “accounting or related financial management expertise,” as all such terms are defined by the rules of the NYSE.

Board Meetings, Attendance and Related Information. The Board held a total of seven meetings during 2019 (including regularly scheduled and special meetings). It is the policy of the Company that directors should attend each annual meeting of shareholders. All directors at the time of the meeting attended the 2019 Annual Meeting. The Company also expects directors to attend each regularly scheduled and special meeting of the Board, but recognizes that, from time to time, other commitments may preclude full attendance. In 2019, each director attended at least 75% of the aggregate of (a) the total number of meetings of the Board of Directors that were held during the period in which he or she was a director, and (b) the total number of meetings held by all committees of the Board on which he or she served during the period in which he or she served.

Executive Sessions. The independent members of the Board of Directors meet independently of management and the non-independent directors in executive sessions on a regular basis, presided by the Lead Independent Director.

2019 Compensation of Directors

The compensation of the directors is reviewed and approved annually by the Board of Directors. During 2019, the directors of the Company were compensated as follows:

Reimbursements to Directors in 2019. All directors were reimbursed by the Company for travel and other out-of-pocket expenses incurred by them to attend meetings of the directors and committee meetings and in conducting the business of the Company.

Compensation of Non-Employee Directors. In 2019, the non-employee directors (classified by the Company as all directors other than Mrs. Kristian M. Gathright, Mr. Glade M. Knight and Mr. Justin G. Knight) received (i) a $165,000 annual retainer, with $65,000 paid in cash and $100,000 paid in vested stock grants, paid in quarterly installments, (ii) an annual retainer for the Chair of the Audit Committee of $15,000 (in addition to fees for service on the Company’s Disclosure Committee) paid in cash in quarterly installments, and (iii) an annual retainer for the Chair of the Compensation Committee, the Chair of the Nominating and Corporate Governance Committee and the Lead Independent Director of $10,000 each, paid in cash in quarterly installments.

In March 2020, as a result of the coronavirus (COVID-19) situation and associated economic impact to the Company, non-employee directors volunteered to reduce their annual fee rate. The aggregate reduction in fees for the group totals approximately 17%.

Non-Employee Director Deferral Program. Effective June 1, 2018, the Board of Directors adopted the Non-Employee Director Deferral Program (the “Director Deferral Program”) under the Apple Hospitality REIT, Inc. 2014 Omnibus Incentive Plan (the “2014 Omnibus Incentive Plan”) for the purpose of providing non-employee members of the Board the opportunity to elect to defer receipt of all or a portion of the annual retainer payable to them for their service on the Board, including the portion of the annual retainer amounts payable in cash (including for service as a Chair of a committee of the Board or Lead Independent Director) and the portion of the annual retainer amounts payable in fully vested Common Shares. As specified by the director, the receipt of payment may be deferred until either (i) the date that his or her service on the Board has ended, (ii) a specified date, or (iii) the earlier of the specified date or the date that his or her service on the Board has ended. The deferred amounts will also be paid if, prior to the time specified by the director, the Company experiences a change in control or upon death of the director. For the portion of the director fees payable in shares, the director may elect to defer his or her fees in the form of deferred stock units, and for the portion of the director fees payable in cash, the director may elect to defer his or her fees either in the form of deferred stock units or as deferred cash fees.

Under the Director Deferral Program, the Company has established a notional deferral account (for bookkeeping purposes only) for each non-employee director who has elected to participate and all deferred fees are credited to this account, whether in cash or stock, as of the date the fee otherwise would have been paid to the director (the “Quarterly Deferral Date”). Deferred fees converted into deferred stock units are credited to the deferral account based on the fair market value of the Company’s Common Shares on the Quarterly Deferral Date. On each Quarterly Deferral Date, dividends earned on deferred stock units are credited to the deferral account in the form of additional deferred stock units based on dividends declared by the Company on its outstanding Common Shares during the quarter and the fair market value of the stock on such date. Additionally, on each Quarterly Deferral Date, deferred cash fees are credited with an additional deferred cash amount based on the dividends declared by the Company during the quarter on its outstanding Common Shares and the share equivalent, as defined in the Director Deferral Program, of the deferred cash balance from the preceding quarter. Upon the applicable payment date, as described above in the preceding paragraph, any deferred stock units credited to a director’s deferral account will be settled solely by delivering an amount of the Company’s Common Shares equal to the number of such deferred stock units, and, with respect to any deferred cash fees credited to the director’s deferral account, such fees will be paid solely in the form of cash. Directors have no rights as shareholders of the Company with respect to deferred stock units credited to their deferral accounts.

During 2019, four of the non-employee directors elected to participate in the Director Deferral Program by deferring all or a portion of their annual retainer fees in the form of deferred stock units and/or deferred cash fees.

Employee Directors.  Mr. Glade M. Knight and Mr. Justin G. Knight are employee directors of the Company and through March 31, 2020, Mrs. Gathright was an employee director of the Company. Accordingly, during 2019, they received no compensation from the Company for their services as directors.

Director Compensation. The following table shows the amounts earned in 2019 by the Company’s non-employee directors.

Director	Fees Earned or Paid in Cash (1)	Share Awards (2)	All Other Compensation (3)	Total
Glenn W. Bunting	$75,000	$100,015	$-	$175,015
Jon A. Fosheim	75,000	100,004	10,927	185,931
Bruce H. Matson (4)	69,986	101,645	12,349	183,980
Blythe J. McGarvie	65,687	100,015	-	165,702
Daryl A. Nickel	65,000	99,984	10,843	175,827
L. Hugh Redd	84,000	100,000	6,566	190,566

(1)	The amounts in this column include any cash fees that non-employee directors elected to defer in the form of deferred stock units or deferred cash fees under the Director Deferral Program.
(2)	The amounts in this column reflect the grant date fair value determined in accordance with FASB ASC Topic 718. Each non-employee director that was a member of the Board of Directors during 2019 was awarded approximately 6,000 fully vested Common Shares (or deferred stock units if so elected). No share options were granted in 2019.
(3)	This column represents earnings on deferred stock unit and deferred cash fee accounts under the Director Deferral Program.
(4)	Mr. Matson retired from the Board in December 2019 and, as a result, received cash fees and share awards through the date of his retirement.

Outstanding Stock Option Awards. In 2008, the Company adopted the Apple REIT Nine, Inc. 2008 Non-Employee Directors Stock Option Plan (the “Directors’ Plan”). The Directors’ Plan provided for automatic grants of options to acquire Common Shares. The Directors’ Plan applied to directors of the Company who were not employees or executive officers of the Company. The Directors’ Plan was terminated effective upon the listing of the Company’s Common Shares on the NYSE on May 18, 2015 (the “Listing”). No further grants can be made under the Directors’ Plan, provided however, the termination did not affect any outstanding director option awards previously issued under the Directors’ Plan. Following the termination of the Directors’ Plan, all awards to directors are made under the 2014 Omnibus Incentive Plan.

See “Ownership of Certain Beneficial Owners and Management” for the number of outstanding options that were granted to Mr. Glenn W. Bunting under the Directors’ Plan, which are all fully vested, as of the Record Date. Since adoption of the Directors’ Plan, Mr. Bunting has not exercised any of his options to acquire Common Shares. There were no other outstanding option awards granted to directors as of the Record Date. Mr. Bruce H. Matson had 141,465 fully vested options to acquire Common Shares at the date of his retirement which, if not exercised, will expire no later than 36 months following his retirement.

Audit Committee Report

The Audit Committee of the Board of Directors is currently composed of three directors. All three directors are independent directors as defined under “Committees of the Board and Board Leadership—Audit Committee Independence.” The Audit Committee operates under a written charter that was adopted by the Board of Directors and is annually reassessed and updated, as needed, in accordance with applicable rules of the Securities and Exchange Commission. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. In fulfilling its oversight duties, the Audit Committee reviewed and discussed the audited financial statements for fiscal year 2019 with management and the Company’s independent auditors, Ernst & Young LLP, including the quality and acceptability of the accounting principles, the reasonableness of significant judgments, any critical audit matters identified during the audit and the clarity of disclosure in the financial statements. The Audit Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and Ernst & Young LLP’s report on the effectiveness of the Company’s internal control over financial reporting. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements and the notes thereto in accordance with generally accepted auditing standards.

The Audit Committee also has discussed with the independent auditors the matters required to be discussed pursuant to the applicable requirements of the PCAOB and the Securities and Exchange Commission. Additionally, the Audit Committee has received the written disclosures and letter from the independent auditors required by the applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence and has discussed, with the independent auditors, the independent auditors’ independence.

Based on the review and discussions described in this Report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the Securities and Exchange Commission.

Current Members of the Audit Committee:
L. Hugh Redd, Chair
Glenn W. Bunting Jon A. Fosheim

The Audit Committee Report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

Certain Relationships and Agreements

The Company has, and is expected to continue to engage in, transactions with related parties. These transactions cannot be construed to be at arm’s length and the results of the Company’s operations may be different if these transactions were conducted with non-related parties. The Company’s independent members of the Board of Directors oversee and annually review the Company’s related party relationships (including the relationships discussed in this section) and are required to approve any significant modifications to the existing relationships, as well as any new significant related party transactions. The Board of Directors is not required to approve each individual transaction that falls under the related party relationships. However, under the direction of the Board of Directors, at least one member of the Company’s senior management team approves each related party transaction.

Mr. Glade M. Knight, Executive Chairman of the Company, owns Apple Realty Group, Inc. (“ARG”), which receives support services from the Company and reimburses the Company for the cost of these services as discussed below. Also, an entity controlled by Mr. Knight is currently a member of and Mr. Knight is Chief Executive Officer of Energy 11 GP, LLC and Energy Resources 12 GP, LLC, which are the respective general partners of Energy 11, L.P. and Energy Resources 12, L.P., each of which receive support services from ARG.

Cost Sharing with Related Entities

The Company provides support services, including the use of the Company’s employees and corporate office, to ARG and is reimbursed by ARG for the cost of these services. Under this cost sharing structure, amounts reimbursed to the Company include both compensation for personnel and office-related costs (including office rent, utilities, office supplies, etc.) used by ARG. The amounts reimbursed to the Company are based on the actual costs of the services and a good faith estimate of the proportionate amount of time incurred by the Company’s employees on behalf of ARG. Total reimbursed costs allocated by the Company to ARG for 2019 totaled approximately $1.3 million.

As part of the cost sharing arrangement, certain day-to-day transactions may result in amounts due to or from the Company and ARG. To efficiently manage cash disbursements, the Company or ARG may make payments for the other company. Under this cash management process, each company may advance or defer up to $1 million at any time. Each quarter, any outstanding amounts are settled between the companies. This process allows each company to minimize its cash on hand and reduces the cost for each company. The amounts outstanding at any point in time are not significant to either of the companies. As of December 31, 2019, total amounts due from ARG for reimbursements under the cost sharing structure totaled approximately $0.5 million.

The Company, through its wholly-owned subsidiary, Apple Air Holding, LLC, owns a Learjet used primarily for acquisition, asset management, renovation and public relations purposes. The aircraft is also leased to affiliates of the Company based on third party rates, which leasing activity was not significant during 2019. The Company also utilizes aircraft, owned through two entities, one of which is owned by the Company’s Executive Chairman, and the other, by its Chief Executive Officer, for acquisition, asset management, renovation and public relations purposes, and reimburses these entities at third party rates. Total costs incurred for the use of these aircraft during 2019 were approximately $0.1 million.

Executive Officers

During 2019 and 2020, in connection with planned retirements and the Company’s broader succession planning, the Company had the following changes in executive officers:

●

On April 15, 2019, Mr. David P. Buckley, the Company’s former Executive Vice President and Chief Legal Officer, retired from all positions that he held with the Company. In connection with Mr. Buckley’s retirement, Mr. Matthew P. Rash joined the Company as Senior Vice President and General Counsel in March 2019, and in March 2020 was appointed Senior Vice President and Chief Legal Officer effective as of April 1, 2020.

●

From July 1, 2019 until her resignation effective December 6, 2019, Ms. Rachael S. Rothman served as Executive Vice President and Chief Financial Officer of the Company. Effective with Ms. Rothman’s resignation, Mr. Bryan F. Peery, the Company’s Executive Vice President and Chief Accounting Officer was appointed to the position of Executive Vice President and Chief Financial Officer. Mr. Peery had previously served as Executive Vice President and Chief Financial Officer through June 30, 2019, at which time he was appointed Executive Vice President and Chief Accounting Officer.

●

On March 31, 2020, Mrs. Kristian M. Gathright retired as Executive Vice President and Chief Operating Officer of the Company and all other officer positions she held with the Company and Mr. Peery retired as Executive Vice President and Chief Financial Officer and from all other officer positions that he held with the Company. Mr. Peery continues to be employed by the Company in an advisory role to support the transition of responsibilities.

●

Effective April 1, 2020, the following officer appointments became effective as part of a reallocation of responsibilities among the senior leadership team. Each of the appointed officers has previous experience with the Company, including Mr. Nelson G. Knight whose title and role changed from Executive Vice President and Chief Investment Officer to President, Real Estate and Investments.

o	Jeanette A. Clarke – Senior Vice President and Chief Capital Investments Officer
o	Karen C. Gallagher – Senior Vice President and Chief Operating Officer
o	Nelson G. Knight – President, Real Estate and Investments
o	Rachel S. Labrecque – Senior Vice President and Chief Accounting Officer
o	Elizabeth S. Perkins – Senior Vice President and Chief Financial Officer
o	Matthew P. Rash – Senior Vice President and Chief Legal Officer

In addition to the appointments described above, the Board approved a change to the title, but not the roles and responsibilities, of Mr. Justin G. Knight. Effective April 1, 2020, Mr. Justin Knight’s title became Chief Executive Officer.

Each executive officer is appointed annually by the Board of Directors at its meeting prior to the annual meeting of shareholders. The following table sets forth biographical information regarding the Company’s executive officers, other than Mr. Glade M. Knight, Executive Chairman and Mr. Justin G. Knight, Chief Executive Officer, who also serve as directors and whose information is provided above in the section titled “Proposals to be Voted Upon—Proposal 1. Election of Directors”:

Name and Title	Business Experience (1)
Jeanette A. Clarke Senior Vice President and Chief Capital Investments Officer Age: 38

Ms. Clarke was appointed Senior Vice President and Chief Capital Investments Officer effective April 1, 2020. Ms. Clarke previously served as Senior Vice President of Capital Investments for the Company since March 2019, and has held various management and senior management positions with the Apple REIT Companies (as described in Note 1 below) since 2012. Ms. Clarke joined the Apple REIT Companies in 2008. Ms. Clarke has been instrumental in the development of the Company’s capital investments team, fostering valuable relationships with brand, manager and supplier teams, leading strategic capital reinvestment initiatives, and overseeing the Company’s energy efficiency and sustainability programs. Prior to joining the Apple REIT Companies, Ms. Clarke served as a Senior Financial Analyst at Genworth Financial, and from 2003 until 2008, she served in various roles at Circuit City Stores, Inc., including Accounting Manager of Expense, Service and Advertising Payables. Within the industry, Ms. Clarke serves on the Marriott Owner & Franchise Technology Advisory Council. Ms. Clarke holds a Master of Business Administration degree from Virginia Commonwealth University and a Bachelor of Science degree, Magna Cum Laude, in Business Administration with a concentration in Finance and minor in Economics from Longwood University.

Karen C. Gallagher Senior Vice President and Chief Operating Officer Age: 43

Ms. Gallagher was appointed Senior Vice President and Chief Operating Officer effective April 1, 2020. Ms. Gallagher previously served as Senior Vice President of Asset Management for the Company since January 2012, and has held various management and senior management positions with the Apple REIT Companies (as described in Note 1 below) since 2005. Ms. Gallagher joined the Apple REIT Companies in 2003. Ms. Gallagher’s leadership of the asset management team has been instrumental in fostering relationships with brand and management company teams and developing the Company’s analytical and benchmarking of property-level performance methodology, each helping to maximize profitability. Prior to joining the Apple REIT Companies, from 2000 to 2003, Ms. Gallagher served as Senior Assurance Associate with Ernst & Young, LLP, where she specialized in real estate clients. Within the industry, Ms. Gallagher serves as a member of the Hampton by Hilton Ownership Advisory Council, as well as the Global Finance Committee for the lodging industry sponsored by the Hospitality Financial and Technology Professionals and American Hotel and Lodging Association. Ms. Gallagher holds a Master of Science degree in Accounting and a Bachelor of Science degree in Commerce from the McIntire School of Commerce at the University of Virginia, and a second major in Economics from the School of Arts and Sciences at the University of Virginia. Ms. Gallagher is a Certified Public Accountant.

Name and Title	Business Experience (1)

Nelson G. Knight President, Real Estate and Investments Age: 38

Mr. Knight was appointed President, Real Estate and Investments effective April 1, 2020. Mr. Knight previously served as Executive Vice President and Chief Investment Officer for the Company since May 2014. Prior to serving in that position, Mr. Knight held various senior management positions with the Apple REIT Companies (as described in Note 1 below). Mr. Knight joined the Apple REIT Companies in 2005. Mr. Knight executes on the Company’s capital deployment strategies, including oversight of the Company’s capital reinvestment team. Mr. Knight serves on the Marriott Capital Asset Planning and Execution (CAPE) Board, on Hilton’s Product Advisory Council, on the Home2 Suites by Hilton Owners Advisory Committee, on the TownePlace Suites by Marriott Franchise Advisory Council, as an advisory member of the Hunter Hotels Investment Conference, and as chair of the TownePlace Suites by Marriott System Marketing Committee. Mr. Knight also serves on the National Advisory Council for Southern Virginia University in Buena Vista, Virginia. Mr. Knight holds a Master of Business Administration degree from Texas Christian University, as well as a Bachelor of Arts degree, Cum Laude, in History with a minor in Business from Southern Virginia University.

Nelson G. Knight is the son of Glade M. Knight, the Company’s Executive Chairman, and the brother of Justin G. Knight, the Company’s Chief Executive Officer.

Rachel S. Labrecque Senior Vice President and Chief Accounting Officer Age: 41

Ms. Labrecque was appointed Senior Vice President and Chief Accounting Officer effective April 1, 2020. Ms. Labrecque previously served as Senior Vice President of Accounting for the Company since January 2019, and since joining the Apple REIT Companies (as described in Note 1 below) in 2015, has held various management and senior management positions. Ms. Labrecque oversees accounting, financial reporting, treasury operations and taxation for the Company. Prior to joining the Apple REIT Companies, Ms. Labrecque served as Senior Vice President of Finance and Corporate Controller (2011-2015), Vice President and Corporate Controller (2008-2011) and Director of Financial Reporting (2006-2008) of Bowlero Corporation, formerly BowlmorAMF Corporation. Ms. Labrecque also held various financial reporting, accounting and auditing roles with The Mills Corporation (a publicly traded REIT), AOL Time Warner, and Arthur Andersen, LLP. Ms. Labrecque holds a Bachelor of Science degree in Accounting from the Virginia Tech Pamplin College of Business. Ms. Labrecque is a Certified Public Accountant.

Name and Title	Business Experience (1)

Elizabeth S. Perkins Senior Vice President and Chief Financial Officer Age: 37

Ms. Perkins was appointed Senior Vice President and Chief Financial Officer effective April 1, 2020. Ms. Perkins previously served as Senior Vice President of Corporate Strategy and Reporting for the Company since April 2015, and has held various management and senior management positions with the Apple REIT Companies (as described in Note 1 below) since 2008. Ms. Perkins joined the Apple REIT Companies in 2006. Ms. Perkins has been a key part of the leadership team at the Company, fostering valuable relationships, aiding in strategic investment decisions, directing corporate strategy and reporting initiatives, and overseeing the Company’s investor relations, risk management and internal audit functions. Prior to joining the Apple REIT Companies, from 2004 to 2006, Ms. Perkins served as Assurance Associate with Ernst & Young, LLP, where she specialized in insurance clients. Within the industry, Ms. Perkins currently serves on the Homewood Suites by Hilton Owners Advisory Council, the Residence Inn by Marriott System Marketing Fund Council, the American Hotel and Lodging Association Consumer Innovation Forum, and the distribution advisory councils for Marriott and Hilton. Ms. Perkins holds a Bachelor of Business Administration degree in Accounting from the J.M. Tull School of Accounting within the Terry College of Business at the University of Georgia.

Matthew P. Rash Senior Vice President and Chief Legal Officer Age: 41

Mr. Rash was appointed Senior Vice President and Chief Legal Officer effective April 1, 2020. Mr. Rash previously served as Senior Vice President and General Counsel since joining the Company in March 2019. Mr. Rash oversees all legal matters for the Company. Prior to joining the Company, Mr. Rash served as a Partner (2016-2019) and Associate (2005-2015) at McGuireWoods LLP, a full-service law firm in Richmond, Virginia, where he specialized in commercial real estate transactions, including acquisitions, dispositions and lending, working on numerous transactions with the Apple REIT Companies. From 2004 to 2005, he was a law clerk with the United States District Court for the Eastern District of Virginia, for the Honorable James R. Spencer. Mr. Rash holds a Juris Doctor degree from the University of Richmond and a Bachelor of Arts degree in Government and Foreign Affairs from the University of Virginia.

(1)	See Note 1 to the Director Nominees table above in the section titled “Proposals to be Voted Upon – Proposal 1. Election of Directors” for a description of the “Apple REIT Companies.”

Compensation Discussion and Analysis

The below Compensation Discussion and Analysis reflects the compensation practices and activity prior to the effects of the COVID-19 situation and associated economic impact to the Company. As a result of the dramatic decline in operations of the Company’s hotels in late March 2020, in addition to the volunteered reduction in annual fees to non-employee directors discussed above, each of the following adjustments to planned 2020 compensation were made:

●	Mr. Glade M. Knight, the Company’s Executive Chairman, volunteered to forego his base salary for six months.
●	Mr. Justin G. Knight, the Company’s Chief Executive Officer, volunteered to reduce his target compensation for 2020 by 60%.

●

Mrs. Kristian M. Gathright, who retired as Executive Vice President and Chief Operating Officer on March 31, 2020, volunteered to defer receipt of her separation payment under the “Separation Agreements” discussed below. Mrs. Gathright continues with the Company as a non-employee director.

●

Mr. Bryan F. Peery, who retired as Executive Vice President and Chief Financial Officer on March 31, 2020, volunteered to defer receipt of his separation payment under the “Separation Agreements” discussed below. Mr. Peery continues with the Company in an advisory role.

Key Executive Compensation Practices

The following is a summary of the Company’s key practices to align executive compensation with the interests of its shareholders:

What the Company Does

●     Annual advisory vote on executive compensation;

●     Approximately 80% of average executive target compensation for 2019 is incentive-based;

●     Approximately 75% of executive target incentive-based compensation for 2019 is payable in Common Shares of the Company;

●     50% of target incentive-based compensation for 2019 is based on shareholder return metrics;

●     50% of target incentive-based compensation for 2019 is based on operational performance metrics;

●     Compensation Committee comprised entirely of independent directors;

●     The Compensation Committee retains FPL Associates L.P. (“FPL”), an independent compensation consultant who advises the committee on a regular basis;

●     Limited perquisites that are generally on the same terms as other employees and which represent only a small portion of total executive officer compensation;

●     Stock ownership requirements for executive officers;

●     Maximum amounts payable for executive incentive compensation awards; and

●     Market-aligned severance policy for executives with a double trigger for any change in control payments.

What the Company Doesn’t Do

●     No employment contracts with executive officers;

●     Company Insider Trading Policy prohibits directors and employees from engaging in hedging of Company securities;

●     No dividends paid on restricted stock awards unless they vest;

●     No grants of stock options; and

●     No supplemental retirement plans.

Advisory Vote on Executive Compensation

 The Company provides its shareholders annually with the opportunity to cast an advisory vote on executive compensation, and in 2019 approximately 93% of the shares voted were in support of the 2018 compensation of the executive officers. The Compensation Committee viewed this advisory vote as an expression by the shareholders of their general satisfaction with the Company’s executive compensation program. Consistent with the advisory vote of the shareholders at the 2017 annual meeting of shareholders, the Company will hold advisory votes on executive compensation annually until the next say-on-frequency vote is conducted, which will be no later than 2023.

Executive Compensation Summary

This Compensation Discussion and Analysis describes the Company’s executive compensation arrangements for the Company’s named executive officers for 2019 and explains the structure and rationale associated with each material element of the 2019 compensation arrangements. The named executive officers for 2019 are as follows:

Glade M. Knight	Executive Chairman
Justin G. Knight	Chief Executive Officer and Former President (from the Company’s inception through March 31, 2020)
Bryan F. Peery

Former Executive Vice President and Chief Financial Officer (from the Company’s inception through June 30, 2019 and from December 6, 2019 through March 31, 2020)

Former Executive Vice President and Chief Accounting Officer (from July 1, 2019 through December 5, 2019)

Kristian M. Gathright	Former Executive Vice President and Chief Operating Officer (from the Company’s inception through March 31, 2020)
Nelson G. Knight	President, Real Estate and Investments and Former Executive Vice President and Chief Investment Officer (from May 15, 2014 through March 31, 2020)
Rachael S. Rothman	Former Executive Vice President and Chief Financial Officer (from July 1, 2019 through December 6, 2019)

The Company believes that a significant portion of each named executive officer’s total compensation should be incentive-based to best align their interest with those of its shareholders. As a result, for 2019, the average target compensation for the named executive officers had the following compensation mix:

Average Named Executive Officer 2019 Target Pay Mix

All incentive compensation is performance based:

50% on shareholder return metrics

50% on operational performance metrics

The 2019 incentive compensation was 100% objective and was based on three key operational performance metrics and six shareholder return metrics. To further align interests with its shareholders, 75% of the target incentive compensation was payable in Common Shares of the Company, of which one-third was restricted and subject to a one-year vesting period and the remaining two-thirds being vested at issuance. Based on FPL’s peer group report discussed below, as of 2018 the Company had the highest percentage of target executive compensation based on objective share and operating performance targets compared to its peer group. Also, based on FPL’s report, the amount of the Company’s executive compensation had the highest correlation to the level of shareholder return over the previous three years as compared to the peer group.

Shareholder Return

Since the listing of its shares on the NYSE on May 18, 2015, the Company has delivered above average cumulative total shareholder returns as compared to its peer group (consisting of Ashford Hospitality Trust, Inc., Chatham Lodging Trust, Hersha Hospitality Trust, RLJ Lodging Trust and Summit Hotel Properties, Inc.) and the SNL U.S. REIT Hotel Index, as shown below. The graph below assumes the reinvestment of dividends for the period from May 18, 2015, the date of the Listing, to December 31, 2019, for the three-year period ended December 31, 2019, for the two-year period ended December 31, 2019, and for the full year of 2019, as applicable. The SNL U.S. REIT Hotel Index is comprised of publicly traded REITs which focus on investments in hotel properties.

General Philosophy and Objectives

The Company’s executive compensation philosophy continues to focus on attracting, motivating and retaining a superior management team that can maximize shareholder value. The compensation arrangements are designed to reward performance relative to financial and other metrics that the Company believes are key metrics that will enhance shareholder value and to reward executive officers for performance at levels that the Compensation Committee believes to be competitive with other public hospitality REITs. The compensation arrangements consist of both base salary and incentive compensation which is intended to incentivize executive officers to manage the Company in a prudent manner without encouraging unnecessary risk-taking. In establishing the compensation arrangements, the Compensation Committee believes the best way to maintain the alignment of management and shareholder objectives is to have a larger variable component tied to key metrics. The incentive goals in the incentive compensation program are set at competitive levels which require stretch performance but are believed to be achievable. As a result, on average approximately 80% of target compensation of the named executive officers was variable in 2019. The Compensation Committee also reviews and considers the management team’s overall compensation. The Company has not adopted a formal policy or guideline for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among different forms of non-cash compensation.

Role of the Compensation Committee

Pursuant to the Compensation Committee’s charter, the Compensation Committee assists the Board of Directors in discharging the Board of Directors’ responsibilities relating to compensation of the Company’s officers. The Compensation Committee’s duties and responsibilities include, among other things, the following:

●

annually review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer, and after evaluating performance in light of those goals and objectives, approve compensation of the Chief Executive Officer;

●

annually review corporate goals and objectives relevant to the compensation of the executive management officers of the Company, and after evaluating performance in light of those goals and objectives, approve compensation of the executive management officers, other than the Chief Executive Officer; and

●	review and make periodic recommendations to the Board of Directors with respect to the general compensation, benefits and perquisites policies and practices of the Company.

The Compensation Committee’s charter permits it to delegate its functions to one or more subcommittees as permitted by law.

In reviewing the Company’s executive compensation structure, the Compensation Committee evaluates data regarding executive compensation paid by and executive compensation plans of other public hospitality REITs and other peer group information which has been provided every two years since 2014 by FPL, most recently in 2018. The Compensation Committee utilizes FPL’s recommendations in conjunction with market data to determine annual executive compensation. Target compensation for 2019 for each named executive officer was approved by the Compensation Committee after consideration of each individual’s experience in their position and the industry, the risks and deterrents associated with their positions, the anticipated difficulty to replace the individual, and total compensation paid to each named executive officer in prior years.

Role of the Chief Executive Officer

In connection with determining compensation of executive officers other than the Chief Executive Officer, the Compensation Committee may seek input from the Company’s Chief Executive Officer. Any recommendations given by the Chief Executive Officer will be based upon the Chief Executive Officer’s assessment of the Company’s overall performance, each executive officer’s individual performance and employee retention considerations. The Compensation Committee reviews the Chief Executive Officer’s recommendations, and in its sole discretion determines all executive officer compensation. The Chief Executive Officer will not provide any recommendations to the Compensation Committee regarding his own compensation.

Compensation Consultant

The Compensation Committee periodically consults with FPL as its independent executive compensation consultant regarding compensation arrangements. The Compensation Committee’s charter authorizes the Compensation Committee to retain or obtain the advice of a compensation consultant to advise it in the evaluation of executive officer compensation. In connection with developing the executive compensation structure and making executive compensation decisions, the Compensation Committee relies upon FPL to:

●	advise the Compensation Committee on the principal aspects of the executive compensation program;

●	assist in the selection of a group of peer companies (based on, among other things, industry, size and asset type);
●	provide information on the compensation structures of and the compensation paid to executive officers by peer companies; and
●	advise on appropriate levels of compensation.

The Company paid FPL approximately $3,000 in 2019 to advise the Company regarding executive compensation. Subsequent to FPL’s last compensation study in 2018 and in connection with the Company’s search for a Chief Financial Officer in 2019, the Company paid Ferguson Partners L.P., an affiliate of FPL, approximately $174,000 in 2019 and $101,000 in 2018. The engagement of Ferguson Partners L.P. for these additional services was recommended by management and approved by the Compensation Committee.

Peer Group Information

In connection with its comprehensive review of the executive compensation arrangements for all of the Company’s executive officers, the Compensation Committee relies upon FPL to provide, among other things, compensation information and data regarding executive officers in the Company’s peer group. The peer group compensation information and data are one factor the Compensation Committee considers in establishing the Company’s executive compensation arrangements. At the time of FPL’s 2018 report, the peer group consisted of the following 10 public company REITs in the hospitality industry with similar market capitalization to the Company, with an overall median market capitalization of approximately $3.2 billion at the time of FPL’s 2018 report (the Company’s market capitalization at the time of the report was $4.0 billion):

DiamondRock Hospitality Company	Hersha Hospitality Trust
Host Hotels & Resorts, Inc.	LaSalle Hotel Properties(1)
Park Hotels & Resorts, Inc.	Pebblebrook Hotel Trust(1)
RLJ Lodging Trust	Summit Hotel Properties, Inc.
Sunstone Hotel Investors, Inc.	Xenia Hotels & Resorts, Inc.

(1)	LaSalle Hotel Properties merged with Pebblebrook Hotel Trust in 2018.

The Company believes the peer group above represents companies with which the Company competes for talent and business. The Compensation Committee used data from this peer group to provide the Compensation Committee with a context in which to make base salary determinations and decisions regarding appropriate payout levels for incentive compensation.

Elements of Executive Compensation

The Company’s executive compensation arrangements consist of base salary and incentive compensation.

Annual Base Salary

Annual base salary is a fixed level of compensation that reflects each named executive officer’s position and individual performance and comprises, on average, approximately 20% of each named executive officer’s target compensation. Base salary is designed to serve as a retention tool throughout the executive’s career. In determining base salaries, the Compensation Committee considers the salary information and data obtained for the executive officers in the peer group of companies identified above, each executive officer’s role and responsibility, unique skills, future potential with the Company, and internal pay equity considerations. After evaluating these factors, the Compensation Committee approved the following annual base salary of each named executive officer. 2019 annual base salaries were the same as 2018 base salaries for the named executive officers.

2019 Annual Base Salary(1)
Glade M. Knight	$367,500
Justin G. Knight	525,000
Bryan F. Peery (2)	496,125
Kristian M. Gathright (2)	496,125
Nelson G. Knight	330,750
Rachael S. Rothman (3)	350,000

(1)	Annual base salary represents the annual base salary rate approved by the Compensation Committee.
(2)	On March 31, 2020, Mrs. Gathright retired as Executive Vice President and Chief Operating Officer of the Company and Mr. Peery retired as Executive Vice President and Chief Financial Officer and from all other officer positions that he held with the Company.
(3)	Effective December 6, 2019, Ms. Rothman resigned from all positions that she held with the Company.

Incentive Compensation

The named executive officers are eligible to earn variable incentive compensation awards designed to reward the achievement of annual operational/financial performance measures and annual/multi-year total shareholder return measures. The Compensation Committee establishes target annual incentive award opportunities for each named executive officer, consisting of an annual cash bonus award and an equity compensation award opportunity, following an analysis of market information and data for executive officers in the peer group of companies identified above, each executive officer’s role and responsibility, unique skills, future potential with the Company, and internal pay equity considerations. The Compensation Committee considers all relevant facts and circumstances when evaluating performance, including changing market conditions and broad corporate strategic initiatives, along with overall responsibilities and contributions, and retains the ability to exercise its judgment and discretion to adjust an incentive compensation award.

For 2019, approximately 75% of the target incentive compensation of the named executive officers was intended to be provided through equity awards and the remainder as an annual cash bonus, with one-third of the target equity award being restricted and subject to a one-year vesting period and the remaining two-thirds of the target equity award being fully vested. Target incentive compensation awards earned upon the achievement of the performance goals consist of (i) for the shareholder return metrics discussed below, one-half of the total award in restricted Common Shares that vest on the second Friday of December in the year issued, i.e., December 11, 2020, and the remaining one-half in fully vested Common Shares and (ii) for the operating metrics discussed below, one-half of the total award in fully vested Common Shares and the other half of the award as the annual cash bonus.

2019 Incentive Compensation Award Opportunity and Actual Award Earned

In 2019, each named executive officer was eligible to receive incentive compensation awards to be determined pursuant to a weighted average formula based on the achievement of certain performance measures. The amounts actually payable to the named executive officer were to be determined based upon whether the Company’s performance met certain “threshold,” “target” or “maximum” levels for each of the performance measures. With respect to each performance measure, results below the threshold level resulted in a payment of 0% of the target value, results between the threshold and the target levels resulted in a payment of 50% to 100% of the target value, results between the target and the maximum levels resulted in a payment of 100% to 200% of the target value, and results above the maximum level resulted in a payment of 200% of the target value.

At the time that they were set, the incentive goals that the Compensation Committee established were substantially uncertain to be achieved. The “threshold” level can be characterized as “stretch but attainable,” meaning that, although attainment is uncertain, based on historical performance, it can reasonably be anticipated that threshold performance may be achieved. The “target” and “maximum” levels represent increasingly challenging and aggressive levels of performance.

The Company’s 2019 actual results as compared to its established goals are summarized in the table below under “Performance Measures.” The Compensation Committee did not make any adjustments to the incentive compensation payable to the named executive officers based on the achievement of the various performance goals. For 2019, the Company achieved an average of 140% of the target incentive for each of the metrics discussed below and the compensation awards were as follows:

	2019 Target Cash Incentive Compensation Award Opportunity	2019 Target Equity Incentive Compensation Award Opportunity	2019 Target Total Incentive Compensation Award Opportunity	2019 Actual Cash Incentive Compensation Award	2019 Actual Equity Incentive Compensation Award	2019 Actual Total Incentive Compensation Award
Glade M. Knight	$183,750	$551,250	$735,000	$208,847	$821,346	$1,030,193
Justin G. Knight	918,750	2,756,250	3,675,000	1,044,233	4,106,733	5,150,966
Bryan F. Peery (1)	434,110	1,302,328	1,736,438	493,400	1,216,916	1,710,316
Kristian M. Gathright (1)	434,110	1,302,328	1,736,438	493,400	1,216,916	1,710,316
Nelson G. Knight	289,406	868,219	1,157,625	328,933	1,293,621	1,622,554
Rachael S. Rothman (2)	153,125	459,375	612,500	603,286	-	603,286

(1)	Mrs. Gathright and Mr. Peery retired as officers effective March 31, 2020 and, as a result, forfeited the unvested portion of their 2019 equity incentive compensation award.
(2)	From July 1, 2019 until her resignation effective December 6, 2019, Ms. Rothman served as Executive Vice President and Chief Financial Officer of the Company. Ms. Rothman’s actual Incentive Compensation Awards were calculated in accordance with her separation agreement with the Company as discussed below under “Separation Agreements,” which represents the amounts she would have earned and that would have vested as of December 31, 2019 under the 2019 Incentive Plan, all paid in cash.

These incentive compensation awards were determined by the Compensation Committee in February 2020, and the cash was paid and the equity grants were issued in March 2020.

Realized Pay

The tables below, which supplement the Executive Compensation—Summary Compensation Table, shows the value of the 2019 and 2018 compensation earned by each named executive officer under the compensation program.

2019 Realized Pay Table (1)

	Salary	Share Awards (2)	Non-Equity Incentive Plan Compensation	All Other Compensation	2019 Total Compensation Realized
Glade M. Knight	$367,500	$821,346	$208,847	$96,321	$1,494,014
Justin G. Knight	525,000	4,106,733	1,044,233	417,843	6,093,809
Bryan F. Peery	496,125	1,216,916	493,400	151,328	2,357,769
Kristian M. Gathright	496,125	1,216,916	493,400	151,368	2,357,809
Nelson G. Knight	330,750	1,293,621	328,933	158,449	2,111,753
Rachael S. Rothman (3)	153,125	-	603,286	1,581,033	2,337,444

(1)	Amounts shown for Salary, Non-Equity Incentive Plan Compensation and All Other Compensation equal the amounts reported in the Summary Compensation Table.
(2)	Amounts shown represent the value of the annual share awards earned for the 2019 performance year.
(3)	All Other Compensation includes the one-time lump sum separation payment of $1,575,000 to Ms. Rothman in connection with her resignation effective December 6, 2019, paid during the first quarter of 2020, in accordance with her separation agreement discussed below under “Separation Agreements.”

2018 Realized Pay Table (1)

	Salary	Share Awards (2)	Non-Equity Incentive Plan Compensation	All Other Compensation	2018 Total Compensation Realized
Glade M. Knight	$367,500	$162,855	$107,607	$31,594	$669,556
Justin G. Knight	525,000	814,260	538,033	96,892	1,974,185
Bryan F. Peery	496,125	384,727	254,230	69,345	1,204,427
Kristian M. Gathright	496,125	384,727	254,230	65,714	1,200,796
Nelson G. Knight	330,750	256,490	169,492	56,325	813,057

(1)	Amounts shown for Salary, Non-Equity Incentive Plan Compensation and All Other Compensation equal the amounts reported in the Summary Compensation Table.
(2)	Amounts shown represent the value of the annual share awards earned for the 2018 performance year.

The Realized Pay Tables differ from the Summary Compensation Table in that the 2019 and 2018 Realized Pay Tables show the actual value of the compensation earned based on the achievement of the performance metrics for 2019 and 2018, while the Summary Compensation Table reflects the estimated grant date fair value of such Common Shares that were to be issued subject to achievement of the performance conditions as determined in accordance with FASB ASC Topic 718. For a detailed description of the grant date fair value of the share awards, see Note 1 to the Executive Compensation—Summary Compensation Table. These tables are not a substitute for the Executive Compensation—Summary Compensation Table and are intended to provide additional information that the Company believes is useful in facilitating an understanding of the 2019 and 2018 compensation amounts earned by its named executive officers.

Performance Measures

The Compensation Committee adopted performance goals for the 2019 incentive compensation awards following a review of the Company’s business plan and budget for the year. The Compensation Committee determined that the performance measures for 2019 should be based on objective goals, and the Compensation Committee did not set separate performance goals for individual executive officers. The incentive compensation awards for 2019 were based on the following operational and shareholder return performance goals:

	Annual Incentive Compensation Award	Established Goals for 2019			2019 Actual	2019 Actual
	Weighting	Threshold	Target	Maximum	Results	Payout

Operational Performance Metrics
Adjusted Hotel EBITDA margin growth	16.7%	-180 bps	-130 bps	-80 bps	-107 bps	24.3%
Modified FFO per share	16.7%	$1.60	$1.65	$1.70	$1.64	15.0%
Comparable Hotels RevPAR growth	16.7%	-1.0%	0.0%	1.0%	0.05%	17.5%

Shareholder Return Metrics
Total shareholder one-year return	4.2%	4.0%	7.0%	10.0%	23.3%	8.3%
Total shareholder two-year return	4.2%	7.0%	13.0%	19.0%	-5.3%	0.0%
Total shareholder three-year return	4.2%	10.0%	16.0%	22.0%	-0.7%	0.0%
Total shareholder one-year return relative to peer group	12.5%	25th percentile	50th percentile	75th percentile	84th percentile	25.0%
Total shareholder two-year return relative to peer group	12.5%	25th percentile	50th percentile	75th percentile	91st percentile	25.0%
Total shareholder three-year return relative to peer group	12.5%	25th percentile	50th percentile	75th percentile	88th percentile	25.0%

The Compensation Committee believes that each of these metrics are key measurements of the Company’s operational, financial and shareholder return performance. The following summarizes how the Company measures each metric:

●

Adjusted Hotel EBITDA margin growth – The year-over-year change in the Company’s adjusted earnings before interest, income taxes, depreciation and amortization, further adjusted to exclude actual corporate-level general and administrative expense as a percent of total revenue. For this goal, the Company calculates Adjusted Hotel EBITDA margin as (a) net income excluding (i) interest, income taxes and depreciation and amortization, (ii) gains or losses from sales of real estate and the loss on impairment of depreciable real estate assets as these do not represent ongoing operations, (iii) non-cash straight-line ground lease expense as this expense does not reflect the underlying performance of the related hotels and (iv) actual corporate-level general and administrative expense, divided by (b) total revenue. Additionally, the accounting effect of the adoption of the Financial Accounting Standards Board’s Accounting Standards Update No. 2016-02, Leases (Topic 842) by the Company on January 1, 2019 (“the new lease accounting standard”), was excluded to maintain comparability to 2018.

●

Modified FFO per share – The Company used Modified FFO as defined on page 41 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and adjusted to exclude the accounting effect of the adoption of the new lease accounting standard, divided by the Company’s weighted average Common Shares outstanding for the year ended December 31, 2019.

●

Comparable Hotels RevPAR growth – The Company used Comparable Hotels revenue per available room, as defined in its Annual Report on Form 10-K for the year ended December 31, 2019, compared to the year ended December 31, 2018.

●

Total shareholder return – The Company used shareholder returns over a one-year period (measured from January 1, 2019 to December 31, 2019), a two-year period (measured from January 1, 2018 to December 31, 2019) and a three-year period (measured from January 1, 2017 to December 31, 2019), measuring the benefit to shareholders of holding the Company’s Common Shares over a period of time. Shareholder return includes the change in the share price as well as the payment of distributions during the periods noted.

●

Total shareholder return relative to a peer group – The Company used relative shareholder returns compared to the Company’s peers over a one-year period (measured from January 1, 2019 to December 31, 2019), a two-year period (measured from January 1, 2018 to December 31, 2019) and a three-year period (measured from January 1, 2017 to December 31, 2019), measuring the benefit to shareholders of holding the Company’s Common Shares relative to that of its peer companies. For this performance goal, the Company’s peer group consisted of Ashford Hospitality Trust, Inc., Chatham Lodging Trust, Hersha Hospitality Trust, RLJ Lodging Trust and Summit Hotel Properties, Inc.

Perquisites and Other Benefits

The named executive officers participate in other benefits plans on the same terms as other employees. These plans include medical insurance, dental insurance, life insurance, disability insurance and a 401(k) plan. Under the 401(k) plan, employees are eligible to defer a portion of their salary and the Company, at its discretion, may make a matching contribution. In 2019, the Company made a matching contribution of up to $11,200 of each participant’s annual salary, determined by the individual’s contribution and as restricted by statutory limits. As noted in the Summary Compensation Table below, the Company provided limited perquisites to its named executive officers in 2019, which included parking benefits. The emphasis in the compensation program for named executive officers is on the pay-for-performance elements.

In addition, the named executive officers are also entitled to receive accrued dividends on the share incentive compensation awards, which are payable in cash if the awards vest. Such amounts are included under the column, “All Other Compensation,” in the Summary Compensation Table below.

Ownership Requirements

The Board of Directors adopted share ownership guidelines that require executive officers to maintain a minimum share ownership in the Company. See “Corporate Governance, Risk Oversight and Procedures for Shareholder Communications—Share Ownership Guidelines.”

Limits on Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), prohibits publicly held corporations from taking a tax deduction for annual compensation in excess of $1 million paid to any of the corporation’s “covered employees,” which include its chief executive officer, its chief financial officer and its three other most highly compensated executive officers (as well as any person who ever was a covered employee for any prior taxable year beginning after December 31, 2016). Since the Company qualifies as a REIT under the Internal Revenue Code and is generally not subject to U.S. federal income taxes other than through its taxable REIT subsidiaries, the payment of compensation that fails to satisfy the requirements of Section 162(m) does not have a material adverse consequence to the taxes applicable to the Company. Although the Company is mindful of the limits on deductibility imposed by Section 162(m), the Company nevertheless reserves the right to structure the compensation packages and awards in a manner that may exceed the limitation on deduction imposed by Section 162(m).

2020 Incentive Compensation

In March 2020, the Compensation Committee established the performance metrics for the incentive compensation of the named executive officers for 2020. The incentive compensation structure for 2020 is substantially the same as the structure of 2019 described above, consisting of an annual cash incentive award opportunity and an additional share award opportunity, both of which are based on similar operational performance metrics used for the 2019 incentive compensation—Adjusted Hotel EBITDA margin growth, Modified FFO per share, and Comparable Hotels RevPAR growth—and shareholder return metrics—shareholder return relative to a peer group and total shareholder return over one-year, two-year and three-year periods. The operational performance metrics will be equally weighted and will account for 50% of the total target incentive compensation. The shareholder return metrics will be weighted 75% for relative shareholder return metrics and 25% for total shareholder return metrics and account for 50% of the total target incentive compensation. It is the Compensation Committee’s intention to pay approximately 75% of the annual incentive awards, if any, in equity under the 2014 Omnibus Incentive Plan and to have approximately 70-90% of each named executive officer’s total target compensation be incentive compensation.

As discussed above, in March 2020, as a result of the COVID-19 situation and associated economic impact to the Company, Mr. Glade M. Knight, the Company’s Executive Chairman volunteered to forego his salary for six months. In addition, Justin G. Knight, the Company’s President and Chief Executive Officer, volunteered to reduce his target compensation for 2020 by 60%.

Special Note Regarding Non-GAAP Financial Measures

This Compensation Discussion and Analysis contains certain non-GAAP financial measures which are described in more detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Non-GAAP Financial Measures.” It also references the new lease accounting standard, the effects of which were excluded from certain non-GAAP financial measures included in this proxy statement, which is described in more detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 in Item 8, “Financial Statements and Supplementary Data.”

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Current Members of the Compensation Committee:

Glenn W. Bunting, Chair

Daryl A. Nickel

L. Hugh Redd

The Compensation Committee Report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Glenn W. Bunting, Daryl A. Nickel and L. Hugh Redd. No member of the Compensation Committee is or has ever been an officer or employee of the Company, and no member of the Compensation Committee had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. No executive officer serves or has served as a member of a compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of the Board of Directors or Compensation Committee and no executive officer serves or has served as a director of another entity, one of whose executive officers serves on the Compensation Committee. Accordingly, during 2019 there were no interlocks with other companies within the meaning of the SEC’s proxy rules.

Executive Compensation

The following table sets forth certain compensation information for each of the Company’s named executive officers for 2019.

Summary Compensation Table

The Summary Compensation Table reflects compensation under the executive compensation arrangements discussed above under “Compensation Discussion and Analysis.”

Name	Principal Position	Year	Salary	Share Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
Glade M. Knight	Executive Chairman	2019	$367,500	$520,307	$208,847	$96,321	$1,192,975
		2018	367,500	384,295	107,607	31,594	890,996
		2017	350,000	447,160	139,457	46,544	983,161

Justin G. Knight(4)	Chief Executive Officer	2019	525,000	2,601,533	1,044,233	417,843	4,588,609
		2018	525,000	1,921,474	538,033	96,892	3,081,399
		2017	500,000	2,235,800	697,287	175,194	3,608,281

Bryan F. Peery(5)	Former Executive	2019	496,125	1,229,224	493,400	151,328	2,370,077
	Vice President and	2018	496,125	907,897	254,230	69,345	1,727,597
	Chief Financial Officer	2017	472,500	1,056,415	329,468	102,093	1,960,476

Kristian M. Gathright	Former Executive	2019	496,125	1,229,224	493,400	151,368	2,370,117
	Vice President and	2018	496,125	907,897	254,230	65,714	1,723,966
	Chief Operating Officer	2017	472,500	1,056,415	329,468	102,093	1,960,476

Nelson G. Knight(6)	President, Real	2019	330,750	819,483	328,933	158,449	1,637,615
	Estate and	2018	330,750	605,264	169,492	56,325	1,161,831
	Investments	2017	315,000	704,277	219,645	80,213	1,319,135

Rachael S. Rothman(7)	Former Executive Vice President and Chief Financial Officer	2019	153,125	526,566	603,286	1,581,033	2,864,010

(1)

The amounts in this column reflect the estimated grant date fair value of the Common Shares to be issued subject to achievement of performance conditions as determined in accordance with FASB ASC Topic 718. As discussed above under “Compensation Discussion and Analysis—Elements of Executive Compensation—2019 Incentive Compensation Award Opportunity and Actual Award Earned” and “Compensation Discussion and Analysis—Elements of Executive Compensation—Performance Measures,” each named executive officer who held a position at the end of a given year participated in an incentive plan which included three Company performance-based metrics for all years, six market-based metrics for 2019 and 2018 and four market-based metrics for 2017. The table below summarizes the estimated fair value of the share incentive awards as of February 14, 2019, February 15, 2018 and February 16, 2017, the dates the Compensation Committee approved the plans for both the performance-based and market-based incentives. To estimate the fair value of the market-based awards, the Company used a Monte Carlo simulation to estimate the probability of the Company’s total shareholder return and relative return to the peer group for the applicable year as of February 14, 2019, February 15, 2018 and February 16, 2017, the effective dates of the incentive. For the Company’s operational performance-based incentives, the Company used the target as the probable incentive to be earned. See “Grants of Plan-Based Awards” below for the maximum value as of the grant date of the equity incentive plan awards for 2019 assuming the highest market and performance conditions were met. Ms. Rothman received a cash payment on March 9, 2020 in lieu of a share award per the terms of her separation agreement with the Company as discussed below under “Separation Agreements.”

Name	Year	Market-Based Incentive	Company Performance- Based Incentive	Total Share Awards
Glade M. Knight	2019	$336,557	$183,750	$520,307
	2018	200,545	183,750	384,295
	2017	272,160	175,000	447,160
Justin G. Knight	2019	1,682,783	918,750	2,601,533
	2018	1,002,724	918,750	1,921,474
	2017	1,360,800	875,000	2,235,800
Bryan F. Peery	2019	795,115	434,109	1,229,224
	2018	473,788	434,109	907,897
	2017	642,977	413,438	1,056,415
Kristian M. Gathright	2019	795,115	434,109	1,229,224
	2018	473,788	434,109	907,897
	2017	642,977	413,438	1,056,415
Nelson G. Knight	2019	530,077	289,406	819,483
	2018	315,858	289,406	605,264
	2017	428,652	275,625	704,277
Rachael S. Rothman	2019	373,441	153,125	526,566

(2)

The annual cash incentive compensation with respect to each year is paid in the following year. See “Compensation Discussion and Analysis—Elements of Executive Compensation—2019 Incentive Compensation Award Opportunity and Actual Award Earned” and “Compensation Discussion and Analysis—Elements of Executive Compensation—Performance Measures.” Ms. Rothman’s Incentive Compensation Awards were calculated in accordance with her separation agreement with the Company as discussed below under “Separation Agreements,” which represents the amounts she would have earned and that would have vested as of December 31, 2019 under the 2019 Incentive Plan, all paid in cash.

(3)

Includes the portion of the health insurance, life and disability insurance, parking, and 401(k) match paid by the Company. Also includes estimated dividends on the share awards in all three years. For 2019, includes the following amounts for estimated dividends (approximately 40% of such amounts will be paid following vesting of the restricted Common Shares, as applicable): Mr. Glade M. Knight—$75,787; Mr. Justin G. Knight—$378,937; Mr. Peery—$112,286; Mrs. Gathright—$112,286; and Mr. Nelson G. Knight —$119,365. Amounts for 2019 also include a one-time lump sum separation payment of $1,575,000 to Ms. Rothman in connection with her resignation effective December 6, 2019, paid during the first quarter of 2020, in accordance with her separation agreement discussed below under “Separation Agreements.”

(4)	Mr. Justin Knight also served as President for all of the years shown through March 31, 2020.

(5)

Mr. Peery served as Executive Vice President and Chief Financial Officer for all of the years shown except from July 1, 2019 until December 5, 2019, when he served as Executive Vice President and Chief Accounting Officer.

(6)	Prior to serving as President, Real Estate and Investments effective April 1, 2020, Mr. Nelson Knight served as Executive Vice President and Chief Investment Officer through March 31, 2020.

(7)	Ms. Rothman served as Executive Vice President and Chief Financial Officer from July 1, 2019 until her resignation effective December 6, 2019.

Grants of Plan-Based Awards

The following table sets forth information with respect to grants of awards made to the named executive officers during the fiscal year ended December 31, 2019.

		Estimated Future Payouts Under Non-Equity Incentive Plan-Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Grant Date Fair Value
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	of Stock Awards(3)
Glade M. Knight	February 14, 2019	$91,875	$183,750	$367,500	—	—	—	—
	February 14, 2019	—	—	—	$275,625	$551,250	$1,102,500	$520,307
Justin G. Knight	February 14, 2019	459,375	918,750	1,837,500	—	—	—	—
	February 14, 2019	—	—	—	1,378,125	2,756,250	5,512,500	2,601,533
Bryan F. Peery	February 14, 2019	217,055	434,110	868,220	—	—	—	—
	February 14, 2019	—	—	—	651,164	1,302,328	2,604,656	1,229,224
Kristian M. Gathright	February 14, 2019	217,055	434,110	868,220	—	—	—	—
	February 14, 2019	—	—	—	651,164	1,302,328	2,604,656	1,229,224
Nelson G. Knight	February 14, 2019	144,703	289,406	578,812	—	—	—	—
	February 14, 2019	—	—	—	434,110	868,219	1,736,438	819,483
Rachael S. Rothman	July 1, 2019	76,563	153,125	306,250	—	—	—	—
	July 1, 2019	—	—	—	229,688	459,375	918,750	526,566

(1)

These columns show the range of potential payouts for 2019 performance under the Company’s annual cash incentive compensation for the named executive officers as described in the section titled “Compensation Discussion and Analysis—Elements of Executive Compensation—2019 Incentive Compensation Award Opportunity and Actual Award Earned” and “Compensation Discussion and Analysis—Elements of Executive Compensation—Performance Measures.” Ms. Rothman’s actual realized Incentive Compensation Awards were calculated in accordance with her separation agreement with the Company as discussed below under “Separation Agreements,” which represents the amounts she would have earned and that would have vested as of December 31, 2019 under the 2019 Incentive Plan, all paid in cash.

(2)

These columns show the range of potential payouts for 2019 performance under the Company’s share incentive compensation for the named executive officers as described in the section titled “Compensation Discussion and Analysis—Elements of Executive Compensation—2019 Incentive Compensation Award Opportunity and Actual Award Earned” and “Compensation Discussion and Analysis—Elements of Executive Compensation—Performance Measures.” If the performance conditions are met, the Company pays these awards in Common Shares, with the value of the Common Shares equal to the dollar amount of the payouts as set forth in the table. See “Compensation Discussion and Analysis—Elements of Executive Compensation—Incentive Compensation.”

(3)

The amounts in this column reflect the grant date fair value of the Common Shares to be issued subject to achievement of performance conditions as determined in accordance with FASB ASC Topic 718. See Note 1 to the Summary Compensation Table above for additional information on the determination of the fair value of the Common Shares. The actual value of Common Shares issued is set forth above under “Compensation Discussion and Analysis—Elements of Executive Compensation—2019 Incentive Compensation Award Opportunity and Actual Award Earned.”

2019 Option Exercises and Stock Vested

The following table sets forth the number of restricted Common Shares that vested for each of the Company’s named executive officers during 2019 and the value realized by these officers upon such vesting. The Company has not granted any options to its officers.

	Stock Awards
Name	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting (2)
Glade M. Knight	1,676	$26,431
Justin G. Knight	8,379	132,137
Bryan F. Peery	3,959	62,433
Kristian M. Gathright	3,959	62,433
Nelson G. Knight	2,640	41,633
Rachael S. Rothman	-	-

(1)	Consists of restricted Common Shares issued in March 2019 (with respect to 2018 performance) that were earned as of December 31, 2018 and vested December 13, 2019.
(2)	The value upon vesting is calculated by multiplying the number of Common Shares vested on each vesting date (December 13, 2019) by the closing price of the Common Shares on the NYSE on such date ($15.77).

Compensation Plans

Executive Change of Control Severance Plan

On May 29, 2014, the Board of Directors, upon recommendation of the Compensation Committee, approved the Apple Hospitality REIT, Inc. Executive Severance Pay Plan (the “Severance Plan”), which was amended effective March 22, 2019. The Severance Plan was further amended effective April 1, 2020 to include the executive officers appointed on that date as participants under the plan. Each of the named executive officers of the Company were participants in the Severance Plan at December 31, 2019 except Ms. Rachael S. Rothman. Mr. Bryan F. Peery and Mrs. Kristian M. Gathright ceased to be participants upon their retirement as officers of the Company effective March 31, 2020.

The Severance Plan generally provides severance or income protection benefits to participants in the event of their termination in connection with certain changes in control of the Company, including (subject to certain exceptions) (i) the acquisition by any person of securities having 20% or more of the combined voting power of the Company’s outstanding securities other than as a result of an issuance of securities initiated by the Company or open market purchases approved by the Board, or (ii) when, as the result of, or in connection with, a cash tender or exchange offer, a merger or other business combination, a sale of assets, a contested election, or any combination of these transactions, the persons who were directors of the Company before such transactions cease to constitute a majority of the Board, or any successor’s board, within two years of the last of such transactions (each such event, a “Change in Control”).

If a participant in the Severance Plan is terminated during the one-year period commencing on the date of a Change in Control by the Company, other than for Cause, or by a participant for Good Reason, such participant will be entitled to receive a lump sum cash payment equal to the sum of (i) to the extent not previously paid, his or her salary and any accrued paid time off through the date of termination, (ii) to the extent not previously paid, his or her Annual Bonus, prorated for the number of days he or she worked during the year in which the termination occurred, and (iii) 3.0 times the sum of (x) his or her Annual Bonus and (y) his or her Annual Base Salary. Participants will also generally be entitled to receive additional benefits, including the following: (i) accelerated vesting of any and all stock incentive awards, (ii) welfare benefits (including, without limitation, medical, dental, health, disability, individual life and group life insurance benefits) for the participant and his or her family for the one-year period following termination, (iii) payment by the Company of the full premium for continuation of insurance benefits under COBRA for up to 12 months following termination, (iv) payment by the Company of life insurance premiums for 12 months if the participant elects to convert any group term life insurance to an individual policy, and (v) payment by the Company of up to $15,000 in reasonable fees and costs charged by a nationally recognized outplacement firm.

Subject to certain exceptions, in the event that, upon or immediately after a Change in Control, a participant is offered a position with a title, responsibilities and compensation reasonably comparable to the title, responsibilities and compensation of such participant with the Company preceding the Change in Control at the successor to the Company, and the participant does not accept such position, the participant will not be entitled to any of the benefits described above. If the participant accepts such position, he or she will conclusively be deemed not to have been terminated.

The Company has also adopted change of control severance plans applicable to all other employees of the Company.

For purposes of the Severance Plan, the terms, “Annual Base Salary,” “Annual Bonus,” “Cause” and “Good Reason” are defined as follows:

“Annual Base Salary” means an amount equal to 12 times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the executive by the Company in respect of the 12-month period immediately preceding the month in which a Change in Control occurs.

“Annual Bonus” means an amount equal to the annual bonus paid to the executive by the Company during the calendar year immediately preceding the year which contains the date on which a Change in Control occurs.

“Cause” means (a) the executive’s continued or deliberate neglect of his or her duties, (b) willful misconduct by the executive injurious to the Company, whether monetary or otherwise, (c) the executive’s violation of any code or standard of ethics generally applicable to employees of the Company, (d) the executive’s active disloyalty to the Company, (e) the executive’s conviction of a felony, (f) the executive’s habitual drunkenness or drug abuse or (g) the executive’s excessive absenteeism unrelated to a disability (as defined in the Company’s long-term disability plan).

“Good Reason” means any action by the Company without the executive’s consent that results in any of the following: (a) a reduction of the executive’s annual salary to an amount which is materially less than the amount of the executive’s Annual Base Salary; (b) a material reduction in the executive’s duties with the Company, provided that a change in title or position shall not be “Good Reason” absent a material reduction in duties; or (c) a relocation of more than 50 miles from the executive’s workplace of 814 East Main Street, Richmond, Virginia 23219, without the consent of the executive.

2014 Omnibus Incentive Plan

In May 2014, the Board of Directors approved the 2014 Omnibus Incentive Plan, and in May 2015, the shareholders approved the 2014 Omnibus Incentive Plan. The 2014 Omnibus Incentive Plan permits the grant of awards of stock options, stock appreciation rights (“SARs”), restricted stock, stock units, unrestricted stock, dividend equivalent rights, performance shares and other performance-based awards, other equity-based awards, and cash bonus awards to any employee, officer, or director of the Company or an affiliate of the Company, a consultant or adviser currently providing services to the Company or an affiliate of the Company, or any other person whose participation in the 2014 Omnibus Incentive Plan is determined by the Compensation Committee of the Board of Directors to be in the best interests of the Company.

In addition to the payments and benefits provided pursuant to the terms of the Severance Plan described above, the named executive officers also receive additional benefits under the 2014 Omnibus Incentive Plan upon a Change in Control as defined under the 2014 Omnibus Incentive Plan. If the Company experiences a Change in Control in which outstanding awards will not be assumed or continued by the surviving entity: (i) all restricted stock and stock units will vest and the underlying shares will be delivered immediately before the Change in Control, and (ii) at the Compensation Committee’s discretion either (x) all options and SARs will become exercisable 15 days before the Change in Control and terminate upon the consummation of the Change in Control, or (y) all options, SARs, restricted stock and stock units will be canceled and cashed out in connection with the Change in Control for an amount in cash or securities having a value, in the case of restricted stock or stock units, equal to the formula or fixed price per share paid to the shareholders pursuant to such Change in Control and, in the case of options or SARs, equal to the product of the number of shares subject to such options or SARs multiplied by the amount, if any, by which the formula or fixed price per share paid to shareholders pursuant to such Change in Control exceeds the exercise price applicable to such shares. In the event the option exercise price or SAR exercise price of an award exceeds the price per share paid to shareholders in the Change in Control, such options and SARs may be terminated for no consideration. In the case of performance-based awards, if at least half of the performance period has lapsed, the Compensation Committee will determine the actual performance to date as of a date reasonably proximal to the date of the consummation of the Change in Control, and such level of performance will be treated as achieved immediately prior to the occurrence of the Change in Control. If less than half of the performance period has lapsed, or if actual performance is not determinable, the performance-based awards will be treated as though target performance has been achieved.

A Change in Control under the 2014 Omnibus Incentive Plan means the occurrence of any of the following:

(a)

a “Person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than fifty percent (50%) of the total voting power of the voting stock of the Company, on a fully diluted basis;

(b)

individuals who, on the date on which the 2014 Omnibus Incentive Plan was adopted, constitute the Board of Directors (together with any new directors whose election or nomination for election was approved by a vote of at least a majority of the members of such Board of Directors who either were members of such Board of Directors on the date on which the 2014 Omnibus Incentive Plan was adopted or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the members of such Board of Directors then in office;

(c)

the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, other than any such transaction in which the holders of securities that represented one hundred percent (100%) of the voting stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the voting stock of the surviving person in such merger or consolidation transaction immediately after such transaction;

(d)

there is consummated any direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to any “Person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act); or

(e)	the stockholders of the Company adopt a plan or proposal for the liquidation, winding up or dissolution of the Company.

No Tax Gross-Up Payments

The Company does not provide, and no named executive officer is entitled to receive, any tax gross-up payments in connection with his or her compensation or severance provided by the Company.

Potential Payments upon Termination or Change in Control

The compensation payable to the Company’s named executive officers upon (i) termination of the executive without Cause or by the executive for Good Reason within one year of a Change in Control pursuant to the Severance Plan and (ii) a Change in Control, regardless of a corresponding termination, pursuant to the 2014 Omnibus Incentive Plan is, in each case, set forth above in the section entitled “Compensation Plans.” The compensation payable to the named executive officers upon such terminations or Change in Control will be paid in a single lump sum. All of the benefits payable upon termination pursuant to the Severance Plan are conditioned upon the executive’s execution of a general release of claims.

The following table summarizes the cash payments and estimated equivalent cash value of benefits that would have been provided to the named executive officers under the terms of the 2014 Omnibus Incentive Plan and the Severance Plan upon a termination or Change in Control as of December 31, 2019, and thus reflects amounts earned through such time and estimates of the amounts which would be paid to the named executive officer as of December 31, 2019. The actual amounts to be paid can only be determined at the time of the termination or Change in Control.

	Termination	No Termination
Name/Payment of Benefit	Without Cause/ For Good Reason Upon or Within One Year of a Change in Control (1)	Change in Control (2)
Glade M. Knight
Cash Severance	$3,077,587	—
Acceleration of Equity Awards	—	—
Justin G. Knight
Cash Severance	11,331,130	—
Acceleration of Equity Awards	—	—
Bryan F. Peery (3)
Cash Severance	5,335,107	—
Acceleration of Equity Awards	—	—
Kristian M. Gathright (3)
Cash Severance	5,335,107	—
Acceleration of Equity Awards	—	—
Nelson G. Knight
Cash Severance	4,085,260	—
Acceleration of Equity Awards	—	—
Rachael S. Rothman (4)
Cash Severance	—	—
Acceleration of Equity Awards	—	—

(1)

Amounts assume that equity awards under the 2014 Omnibus Incentive Plan are not assumed or continued by the surviving entity in the Change in Control and, therefore, that such awards vest in full upon the Change in Control. Amounts also include incentive compensation for 2019 that had not been paid at December 31, 2019 (see Summary Compensation Table for further information). Amounts also include a severance payment equal to 3.0 times the sum of (x) the named executive officer’s Annual Bonus and (y) the named executive officer’s Annual Base Salary.

(2)	Consists solely of acceleration of equity awards if the awards are not assumed or continued by the surviving entity. Amounts assume that equity awards under the 2014 Omnibus Incentive Plan are not assumed or continued by the surviving entity in the Change in Control and, therefore, that such awards vest in full upon the Change in Control. As of December 31, 2019, the named executive officers did not own any restricted Common Shares under the 2014 Omnibus Incentive Plan.
(3)	Mrs. Gathright and Mr. Peery retired from all officer positions held with the Company on March 31, 2020. The amounts Mr. Peery and Mrs. Gathright are entitled to receive upon retirement are described below under “Separation Agreements.”
(4)	Effective December 6, 2019, Ms. Rothman resigned from all positions that she held with the Company. The actual payments received by Ms. Rothman in connection with her resignation pursuant to her separation agreement are described below under “Separation Agreements.”

Separation Agreements

In connection with Mrs. Kristian M. Gathright’s and Mr. Bryan F. Peery’s retirement from each of their respective officer roles with the Company effective March 31, 2020, on March 4, 2020, Mrs. Gathright and Mr. Peery each entered into a separation and general release agreement (each a “Separation Agreement”) with the Company, pursuant to which Mrs. Gathright and Mr. Peery each will receive a one-time lump sum separation payment of $1,225,000, less applicable taxes and withholdings, to be paid within sixty days following the separation date. Pursuant to the Separation Agreements, Mrs. Gathright and Mr. Peery each provided the Company with a general release and waiver of claims, Mrs. Gathright agreed not to serve on the board of a competing lodging-oriented company (“competitor”) for the later of two years after her resignation date or one year after she ceases to serve as a director of the Company, and Mr. Peery agreed not to serve on the board of a competitor for two years after he ceases to be an employee. Mr. Peery agreed to remain employed in an advisory role to support the transition of responsibilities and will receive a salary at an annual rate of $40,000 per year while serving in that capacity.

In March 2020, as a result of the COVID-19 situation and associated economic impact to the Company, Mrs. Gathright and Mr. Peery each volunteered to defer receipt of the separation payment provided for under each Separation Agreement until a mutually agreed-upon date in 2020.

In connection with Ms. Rachael S. Rothman’s resignation from the Company effective December 6, 2019, on December 5, 2019, the Company and Ms. Rothman entered into a Separation Agreement pursuant to which Ms. Rothman received the following separation payments and benefits: (i) a one-time lump sum separation payment of $1,575,000 (which represents one year’s base salary and one year’s total target incentive compensation) which was paid in January 2020 and (ii) payments that would have been earned and vested as of December 31, 2019 under the Company’s 2019 Executive Incentive Plan, which totaled $603,286 and were paid in cash in March 2020, in each case less applicable taxes and withholdings. Pursuant to the Separation Agreement, Ms. Rothman provided the Company with a general release and waiver of claims.

Pay Ratio Disclosure

Presented below is the ratio of the annual total compensation of the Company’s Chief Executive Officer to the annual total compensation of the Company’s median employee (excluding the Chief Executive Officer). The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Exchange Act of 1934.

For the fiscal year ended December 31, 2019, the annual total compensation of the median employee of the Company was $145,807. For the fiscal year ended December 31, 2019, the annual total compensation of the Chief Executive Officer, as reported in the “Total” column of the Summary Compensation Table above in the section titled “Executive Compensation – Summary Compensation Table,” was $4,588,609. For 2019, the annual total compensation of the Chief Executive Officer was 31.5 times that of the annual total compensation of the median employee.

The median employee of the Company was determined by finding the employee with the median total compensation for the fiscal year ended December 31, 2019, based on total gross taxable compensation for 2019. The Company did not apply any cost-of-living adjustments as part of the calculation. The Company selected the median employee based on the 66 full-time, part-time and temporary workers who were employed by the Company at December 31, 2019 (excluding the Chief Executive Officer). This is the same methodology used by the Company in the 2019 Proxy Statement for the fiscal year ended December 31, 2018.

Other Matters for the 2020 Annual Meeting of Shareholders

Management knows of no matters, other than those stated above, that are likely to be brought before the Annual Meeting. However, if any matters that are not currently known properly come before the Annual Meeting, the persons named in the enclosed proxy are expected to vote the Common Shares represented by such proxy on such matters in accordance with their best judgment.

Equity Compensation Plan Information

The Company’s Board of Directors adopted and the Company’s shareholders approved the 2014 Omnibus Incentive Plan, which provides for the issuance of up to 10 million Common Shares, subject to adjustments, to employees, officers, and directors of the Company or affiliates of the Company, consultants or advisers currently providing services to the Company or affiliates of the Company, and any other person whose participation in the 2014 Omnibus Incentive Plan is determined by the Compensation Committee to be in the best interests of the Company. The Company’s Board of Directors previously adopted and the Company’s shareholders approved the Directors’ Plan to provide incentives to attract and retain directors. In May 2015, the Directors’ Plan was terminated effective upon the Listing, and no further grants can be made under the Directors’ Plan, provided however, that the termination did not affect any outstanding director option awards previously issued under the Directors’ Plan.

The following is a summary of securities issued under the Company’s equity compensation plans as of December 31, 2019:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)(3)
Equity compensation plans approved by security holders	297,333	$21.81	8,992,653
Equity compensation plans not approved by security holders	—	—	—
Total equity compensation plans	297,333	$21.81	8,992,653

(1)

Represents 249,895 stock options granted to the Company’s current and former directors under the Directors’ Plan. Also includes 47,438 fully vested deferred stock units, including quarterly distributions earned, under the Director Deferral Program that are not included in the calculation of the weighted-average exercise price of outstanding options.

(2)	The weighted-average exercise price of outstanding options relates solely to stock options, which are the only currently outstanding exercisable security.
(3)	Does not include remaining Common Shares registered under the Directors’ Plan, as no further grants can be made under the Plan.

Matters to be Presented at the 2021 Annual Meeting of Shareholders

Any qualified shareholder who wishes to make a proposal to be acted upon next year at the 2021 Annual Meeting of Shareholders must submit such proposal for inclusion in the proxy statement and proxy card to the Company at its principal office in Richmond, Virginia, by no later than December 2, 2020.

In addition, the Company’s bylaws establish an advance notice procedure with regard to certain matters, including shareholder proposals not included in the Company’s proxy statement or nominees to the Board, to be brought before an annual meeting of shareholders. In general, notice must be received by the Secretary of the Company (i) on or after February 1st and before March 1st of the year in which the meeting will be held, or (ii) not less than 60 days before the date of the meeting if the date of such meeting is earlier than May 1st or later than May 31st in such year. The notice must contain specified information concerning the matters to be brought before such meeting and concerning the shareholder proposing such matters. Therefore, assuming the Company’s 2021 Annual Meeting is held in May 2021, to be presented at such Annual Meeting, a shareholder proposal must be received by the Company on or after February 1, 2021 but no later than February 28, 2021.

Householding of Proxy Materials

 Some banks, brokers and other record holders of Common Shares may participate in the practice of “householding” proxy statements, annual reports and Notices of Internet Availability of those documents. This means that, unless shareholders give contrary instructions, only one copy of the Company’s proxy statement, annual report or Notice of Internet Availability may be sent to multiple shareholders in each household. The Company will promptly deliver a separate copy of any of those documents to you if you write to the Company at Apple Hospitality REIT, Inc., 814 East Main Street, Richmond, Virginia 23219, Attn: Ms. Kelly Clarke, Investor Relations Department or call (804) 344-8121. If you want to receive separate copies of the Company’s proxy statement, annual report or Notice of Internet Availability in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should send your name, the name of your brokerage firm and your account number to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717 (telephone number: 1-866-540-7095) or you may contact the Company at the above address or telephone number.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 14, 2020

This proxy statement and the Annual Report are available at http://materials.proxyvote.com/03784Y. In addition, shareholders may access this information, as well as transmit their voting instructions, at www.proxyvote.com by having their proxy card and related instructions in hand.

By Order of the Board of Directors

Matthew P. Rash

Secretary

April 1, 2020

THE COMPANY DEPENDS UPON ALL SHAREHOLDERS PROMPTLY VOTING TO AVOID COSTLY SOLICITATION.  YOU CAN SAVE THE COMPANY CONSIDERABLE EXPENSE BY PROMPTLY TRANSMITTING YOUR VOTING INSTRUCTIONS ONLINE OR BY PHONE OR BY SIGNING AND RETURNING YOUR PROXY CARD IMMEDIATELY.

APPLE HOSPITALITY REIT, INC. 814 EAST MAIN STREET RICHMOND, VA 23219

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 13, 2020. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 13, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following: 1. Election of directors	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Nominees

01 Glenn W. Bunting	02 Jon A. Fosheim	03 Kristian M. Gathright	04 Glade M. Knight	05 Justin G. Knight
06 Blythe J. McGarvie	07 Daryl A. Nickel	08 L. Hugh Redd

The Board of Directors recommends you vote FOR proposals 2 and 3:	For	Against	Abstain

2. Approval on an advisory basis of executive compensation paid by the Company.	☐	☐	☐

3. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm to serve for 2020.	☐	☐	☐

NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com

Apple Hospitality REIT, Inc.

Annual Meeting of Shareholders

May 14, 2020 10:00 AM EDT

This proxy is solicited by the Board of Directors

This proxy is solicited by the Board of Directors. The undersigned hereby appoints Justin Knight and Matthew Rash as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all common shares of Apple Hospitality REIT, Inc. held by the undersigned on March 20, 2020, at the Annual Meeting of Shareholders at the Courtyard and Residence Inn Richmond Downtown, located at 1320 East Cary Street, Richmond, Virginia 23219, on Thursday, May 14, 2020 at 10:00 a.m., Eastern Daylight Time, or any adjournment thereof. If one of the director nominees specified below ceases to be available for election as a director, discretionary authority may be exercised by the Proxies named herein to vote for a substitute.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3, AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS.

Continued and to be signed on reverse side